Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Samsung Display Co., Ltd.,

Emerald Intermediate, Inc.,

Emerald Merger Sub, Inc.

and

eMagin Corporation

dated as of May 17, 2023

i

ii

Schedule A – List of Stillwater Entities

Exhibit A – Amended and Restated Certificate of Incorporation

Exhibit B – Form of Series B Charter Amendment

Exhibit C – Form of Loan and Security Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 17, 2023, is entered into by and among Samsung Display Co., Ltd., a Korean corporation (“Parent”), Emerald Intermediate, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Silk USA”) and Emerald Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Silk USA (“Merger Sub”) and eMagin Corporation, a Delaware corporation (the “Company”). Each of Parent, Silk USA, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 9.01.

RECITALS

Whereas, Parent, Silk USA, Merger Sub and the Company intend that, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”);

Whereas, the board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent, Silk USA and Merger Sub have unanimously determined that it is in the best interests of their respective companies and stockholders, and declared it advisable, to enter into the transactions provided for herein, and have approved this Agreement and the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement;

Whereas, Silk USA, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger and the transactions contemplated hereby;

Whereas, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent, Silk USA and Merger Sub to enter into this Agreement, the entities listed on Schedule A hereto (“Stillwater”) shall have entered into a Support Agreement with Parent (the “Support Agreement”), pursuant to which Stillwater shall have agreed on behalf of the Company stockholders over which Stillwater has voting control (collectively, the “Stillwater Stockholders”), among other things, to vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such stockholder’s shares of Company Capital Stock in favor of the adoption of this Agreement and the Merger;

Whereas, concurrently with the execution and delivery of this Agreement, a majority of the holders of outstanding shares of Company Series B Convertible Preferred Stock have approved the Series B Charter Amendment and the Company shall promptly file the Series B Charter Amendment with the Secretary of State of the State of Delaware such that the Series B Charter Amendment is effective;

Whereas, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent, Silk USA and the Company shall have entered into a Loan and Security Agreement, dated on the date hereof and in the form attached hereto as Exhibit C (the “Loan and Security Agreement”), pursuant to which Silk USA shall lend to the Company, and the Company shall borrow from Silk USA, the Loan (as defined in the Loan and Security Agreement); and

Now, Therefore, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

The Merger

Section 1.01      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Silk USA.

Section 1.02      Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 8:00 a.m. New York City time, on the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other time or on such other date as Parent and the Company may mutually agree consistent with the DGCL. The Closing shall be held at the offices of O’Melveny & Myers LLP, located at Times Square Tower, 7 Times Square, New York, NY 10036, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03      Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub, Silk USA or Parent under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such other date and time as shall be agreed to by Parent and the Company and specified in the Certificate of Merger (such date and time being referred to hereinafter as the “Effective Time”).

Section 1.04      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.05      Certificate of Incorporation and Bylaws.

(a)            Certificate of Incorporation. At the Effective Time, the Company’s restated certificate of incorporation (the “Company Certificate of Incorporation”) shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended (subject to Section 6.05(a) hereof) as provided therein or by applicable Law.

(b)            Bylaws. At the Effective Time, the Company’s bylaws (the “Company Bylaws”) shall be amended and restated to be substantially identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “eMagin Corporation”) and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended (subject to Section 6.05(a) hereof) as provided therein or by applicable Law.

Section 1.06      Directors and Officers.

(a)            The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)            The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article II

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 2.01      Conversion and Exchange of Shares of Company Common Stock and Company Series B Convertible Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Silk USA, Merger Sub or any holder of any shares of Company Common Stock, Company Series B Convertible Preferred Stock or any shares of capital stock of Parent, Silk USA or Merger Sub:

(a)            Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

(b)            Cancellation of Company-Owned Stock and Parent-Owned Stock. Each share of Company Common Stock and Company Series B Convertible Preferred Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) or held by Parent, Silk USA or Merger Sub, in each case, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, without payment of any consideration therefor.

(c)            Conversion of Company Common Stock. Except as provided in Section 2.01(b) and subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, but including Company Warrant Shares that are designated shares of Company Common Stock) shall automatically be cancelled and converted into the right to receive $2.08 in cash, without interest (the “Per Share Merger Price”), payable to the holder thereof upon surrender of such shares of Company Common Stock in the manner provided in Section 2.03.

(d)            Conversion of Company Series B Convertible Preferred Stock. Except as provided in Section 2.01(b) and subject to Section 2.02, each share of Company Series B Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive cash, without interest, in an amount equal to (x) the total number of shares of Company Common Stock issuable upon conversion of such share of Company Series B Convertible Preferred Stock in accordance with the Company Charter Documents immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Price, payable to the holder thereof upon surrender of such shares of Company Series B Convertible Preferred Stock in the manner provided in Section 2.03.

Section 2.02      Adjustment to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Series B Convertible Preferred Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Company Series B Convertible Preferred Stock, the applicable Merger Consideration shall be appropriately adjusted by the Parties to reflect the effect thereof.

Section 2.03      Surrender of Company Stock Certificates.

(a)            Paying Agent. Prior to the Effective Time, Parent shall enter into, or cause Silk USA to enter into, an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the aggregate Per Share Merger Price in respect of the Company Common Stock and Company Series B Convertible Preferred Stock in accordance with this Article II. As promptly as possible following the Effective Time (but in any event on the Closing Date), Parent shall deposit, or cause Silk USA to deposit, with the Paying Agent in trust, for the benefit of the holders of shares of Company Common Stock and Company Series B Convertible Preferred Stock immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Per Share Merger Price in respect of the Company Common Stock and Company Series B Convertible Preferred Stock. Any funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and Company Series B Convertible Preferred Stock for the Merger Consideration.

(b)            Company Stock Certificate Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case within five (5) Business Days), Parent or Silk USA shall cause the Paying Agent to mail to each holder of record of a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or shares of Company Capital Stock outstanding immediately prior to the Effective Time represented by book entry (“Book Entry Shares”) whose shares of Company Capital Stock were converted into the right to receive the applicable Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)); and (ii) instructions for use in effecting the surrender of the Company Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration. Each holder of record of a Company Stock Certificate or Book Entry Share shall, upon surrender to the Paying Agent of such Company Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Capital Stock previously represented by such Company Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section 2.01(c) or Section 2.01(d), as applicable, and the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a person other than the person in whose name the Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the applicable Merger Consideration and any such dividends to a person other than the registered holder of such Company Stock Certificate or establish to the reasonable satisfaction of Parent or Silk USA that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Company Stock Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Article II or otherwise.

(c)            No Further Ownership Rights in Company Capital Stock; Transfer Books. At and after the Effective Time, holders of Company Stock Certificates (or, in the case of uncertificated shares, Book Entry Shares) shall cease to have any rights as stockholders of the Company, except for the right to receive the applicable Merger Consideration in accordance with this Article II. Any cash paid upon the surrender of Company Stock Certificates or Book Entry Shares in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly evidenced by such Company Stock Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Stock Certificates or Book Entry Shares formerly evidencing shares of Company Capital Stock are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration in accordance with this Article II.

(d)            Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock Certificates or Book Entry Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent or Silk USA, upon demand by Parent, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or Silk USA for, and Parent and Silk USA shall remain liable for, payment of such holders’ claims for the applicable Merger Consideration pursuant to the provisions of this Article II.

(e)            No Liability. Neither Parent, Silk USA, Merger Sub, the Company, the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Company Stock Certificate or Book Entry Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Silk USA, free and clear of all claims or interest of any person previously entitled thereto.

(f)            Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent or Silk USA; provided, however, that (i) no such investment or losses thereon shall affect the applicable Merger Consideration payable to the holders of shares of Company Capital Stock and following any losses Parent shall, or shall cause Silk USA to, promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of or guaranteed by the United States of America or any agency or instrumentality thereof with maturities of no more than thirty (30) days and backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid solely to Parent or Silk USA.

(g)            Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, Silk USA or the Paying Agent, the posting by such person of a bond in such reasonable and customary amount as Parent, Silk USA or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Merger Consideration.

(h)            Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Silk USA, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of any Company Stock Certificate or Book Entry Shares (or any holder of a Company Equity Award) such amounts as Parent, Silk USA, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law or other applicable Law. Prior to any such deduction or withholding, each of Parent, Silk USA, the Surviving Corporation or the Paying Agent, as applicable, shall use commercially reasonable efforts to provide five (5) days’ prior notice of any intention to withhold to the Company (other than any payment of Equity Award Amounts or amounts owed to former holders of Company Stock Options or Company RSUs) and cooperate with the Company to reduce or eliminate any such deduction or withholding, including by allowing the Company or the applicable holder to provide documentation to Parent, Silk USA, the Surviving Corporation or the Paying Agent, as applicable, with a view to reducing or eliminating such withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority or other recipient by Parent, Silk USA, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 2.04      Company Equity Awards.

(a)            The Company shall take all action reasonably necessary to (x) provide each holder of an outstanding Out-of-the-Money Option that is not then exercisable, the opportunity to exercise, for a period of at least five (5) days (or such other period determined by the Company Board) prior to the date that is three (3) days prior to the Effective Time (with such exercise conditional upon the occurrence of the Effective Time), any portion of such Out-of-the-Money Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in cash or by check in accordance with and subject to the terms of the applicable Company Stock Plan and the stock option award agreement governing such Company Stock Option and (y) ensure that no holder of any Company Stock Option shall be entitled to exercise any such Company Stock Option at any time between the date that is three (3) days prior to the Effective Time and the Effective Time. At the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive solely the following:

(i)            with respect to each In-the-Money Option: an amount in cash equal to the product of (I) the excess, if any, of the Per Share Merger Price over the applicable exercise price per share of Company Common Stock subject to such cancelled In-the-Money Option multiplied by (II) the aggregate number of shares of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time; and

(ii)            notwithstanding anything herein to the contrary, any Out-of-the-Money Options shall be cancelled at the Effective Time without any consideration payable therefor.

The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.04(a) as soon as reasonably practicable following the Effective Time or the times specified in Section 2.04(a)(ii), as applicable. From and after the Effective Time, each Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the corresponding amount determined in accordance with this Section 2.04(a), if any.

(b)            Immediately prior to the Effective Time, each then-outstanding restricted stock unit award (including any that vest in whole or in part based on performance conditions) (“Company RSUs”) granted under any Company Stock Plan shall become fully earned and vested with respect to the maximum number of shares underlying each such Company RSU as set forth in the terms of the agreement granting such Company RSU (the “RSU Agreement”). Each grantee of each Company RSU that vests in accordance with this Section 2.04(b), as soon as reasonably practicable following the Effective Time, shall be entitled to receive cash in an amount equal to (x) the total number of shares of Company Common Stock issuable in settlement of such Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Price.

(c)            As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the shares of the Company or any Company Subsidiary will be cancelled. The Company will take, or cause to be taken, all actions necessary to effectuate this Section 2.04, including sending any requisite notices, obtaining any necessary resolutions of the Company Board or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Section 2.04(a) and Section 2.04(b), all Company Stock Options and Company RSUs so as to ensure that, after the Effective Time, no Person will have any rights under the Company Stock Plans with respect thereto other than rights to receive the payments contemplated by Section 2.04(a) or Section 2.04(b). The Company will provide Parent with copies of all such notices, resolutions and other materials in connection with its obligations prior to Closing for Parent’s reasonable review and comment prior to distribution.

(d)            The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 2.03(h) and shall be paid through, to the extent applicable, the Surviving Corporation’s payroll.

Section 2.05      Dissenting Shares.

(a)            Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands an appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Section 2.01(c) or Section 2.01(d) and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)            If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.01(c) or Section 2.01(d), as applicable, without interest thereon, upon surrender of each Company Stock Certificate representing such shares.

(c)            The Company shall give Parent prompt written notice of (i) any demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time and (ii) any withdrawal of any such demand. Parent shall have the opportunity to participate in and, after the Closing Date, to direct all negotiations and any Proceedings with respect to any such demand. The Company shall not make any payment or settlement with respect to, or offer to make any payment or settlement prior to the Effective Time with respect to any such demand unless Parent shall have given its written consent to such payment or settlement offer.

Section 2.06      Treatment of Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Common Stock that is required to be listed in Part 3.03(f) of the Disclosure Letter (collectively, the “Warrants”) and that remains issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for an amount in respect of each share of Company Common Stock for which such Warrant is exercisable immediately prior to the Effective Time equal to cash in an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) the excess of (A) the Per Share Merger Price over (B) the exercise price payable per share of Company Common Stock subject to such Warrant. From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to make the payments contemplated thereby upon exercise thereof.

Section 2.07      Filing of Series B Charter Amendment. The Company shall promptly, and in any event within three (3) Business Days of the date of this Agreement, file the Series B Charter Amendment with the Secretary of State of the State of Delaware such that the Series B Charter Amendment is effective as of such filing date.

Article III

Representations and Warranties of the Company

Except as (i) set forth in a corresponding numbered section of the Disclosure Letter (it being agreed that disclosure of any item in any part of the Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent (other than Part 9.01(c) of the Disclosure Letter)) or (ii) disclosed in the Company SEC Documents filed with, or furnished by the Company to, the SEC on or after January 1, 2021 and prior to the date of this Agreement and publicly available on the date of this Agreement (other than forward-looking disclosures set forth in any risk factor section, disclosures relating to forward-looking statements to the extent they are predictive, cautionary or forward-looking in nature), the Company represents and warrants to Parent, Silk USA and Merger Sub as follows:

Section 3.01      Due Organization and Qualification; Subsidiaries.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used, except where the failure to have such power or authority has not, and would not be reasonably expected to have a Company Material Adverse Effect.

(b)            The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Part 3.01(c) of the Disclosure Letter sets forth a complete list of each Subsidiary of the Company as of the date of this Agreement, and the capitalization and jurisdiction of organization thereof. Except as set forth in Part 3.01(c) of the Disclosure Letter, each of the Subsidiaries identified in Part 3.01(c) of the Disclosure Letter is a wholly owned direct or indirect Subsidiary of the Company and no other person holds any equity interest (contingent or otherwise) in such Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity or voting interests in, any person that would be material to the Company and its Subsidiaries, taken as a whole.

Section 3.02      Certificate of Incorporation and Bylaws. The Company has made available to Parent accurate and complete copies of the Company Certificate of Incorporation, the Company Bylaws (collectively, the “Company Charter Documents”), and the charter and organizational documents of each of its Subsidiaries, including all amendments thereto (collectively, the “Subsidiary Charter Documents”). The Company is not in material violation of the Company Charter Documents. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s Subsidiaries are not in violation of any Subsidiary Charter Documents.

Section 3.03      Capital Structure.

(a)            The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of May 16, 2023 (the “Capitalization Date”): (i) 83,041,694 shares of Company Common Stock were issued and outstanding; (ii) 10,000 shares of Company Preferred Stock were designated as Company Series B Convertible Preferred Stock, of which 5,356 shares were issued or outstanding; (which, for the avoidance of doubt, does not include shares of Company Common Stock held in the treasury of the Company) (iii) 162,066 shares of Company Common Stock were held in the treasury of the Company; (iv) 3,229,952 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans (stock options granted by the Company pursuant to such plans or otherwise are referred to collectively herein as “Company Stock Options”); (v) 1,832,130 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (vi) no shares of Company Common Stock were subject to issuance pursuant to outstanding share appreciation rights granted under the Company Stock Plans; (vii) 4,364,206 shares of Company Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Plans and (viii) 1,947,491 shares of Company Common Stock and no shares of Company Series B Convertible Preferred Stock were subject to issuance pursuant to outstanding Company Warrants. All of the outstanding shares of Company Capital Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no shares of Company Capital Stock held by any of the Company’s Subsidiaries. None of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company, and there is no Company Contract (other than the Support Agreements) relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not bound by any Contract requiring it to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock, and no share repurchase program exists with respect to the Company. Part 3.03(a)(i) of the Disclosure Letter sets forth a schedule as of the Capitalization Date of all outstanding Company Equity Awards, including the relevant Company Stock Plan, type of award, date of grant, vesting start date, expiration date, number of shares underlying the award, and the exercise price of each such Company Equity Award, and, solely with respect to any Company RSU that vests in whole or in part based on performance conditions and is not vested as of the date hereof, the vesting schedule and vesting acceleration terms thereof. The Company hereby makes the representations and warranties set forth in Part 3.03(a)(ii) of the Disclosure Letter.

(b)            As of the Capitalization Date, other than as set forth in Section 3.03(a) herein or Part 3.03(b) of the Disclosure Letter, there are: (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, restricted stock units, call options, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or put rights or other commitments or agreements that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, call options, put rights or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”); and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. As of the date hereof, there is no rights agreement or stockholders rights plan (or similar plan commonly referred to as a “poison pill”) in effect with respect to the Company.

(c)            No bonds, debentures, notes or other Indebtedness issued by the Company or any of its Subsidiaries and outstanding at the date of this Agreement have the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or are convertible into, or exchangeable for, securities having such right).

(d)            All of the outstanding shares of Company Capital Stock, Company Equity Awards and other securities of the Company have been issued and granted in material compliance with applicable Laws. No Company Equity Awards have been granted other than pursuant to the Company Stock Plans.

(e)            All of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another wholly owned Subsidiary of the Company, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws.

(f)            Part 3.03(f) of the Disclosure Letter set forth a list, as of the Capitalization Date, of each holder of a Company Warrant, together with the number and type of shares of Company Capital Stock issuable upon the exercise or conversion of such Company Warrant, the exercise price of such Company Warrant, the issuance date of such Company Warrant and the termination date of such Company Warrant.

Section 3.04      Authority; Binding Nature of Agreement.

(a)            The Company has all requisite corporate power and authority, subject to (A) the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Series B Convertible Preferred Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, voting together as a single class on an as-converted to Company Common Stock basis, and (B) the approval of this Agreement and the Merger by an affirmative vote or consent of the holders of a majority of the outstanding shares of Company Series B Convertible Preferred Stock ((A) and (B) collectively, “Company Stockholder Approval”), to enter into this Agreement, consummate the Merger and the other transactions contemplated hereby and perform its obligations hereunder. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any of its Subsidiaries’ capital stock or other securities necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. The Company Board has duly and unanimously adopted resolutions by which the Company Board has: (i) approved and declared advisable this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL) and the transactions contemplated hereby, including the Merger and the Series B Charter Amendment; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company, (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption at a duly held meeting of such stockholders for such purpose. As of the date of this Agreement, the resolutions referred to in the preceding sentence have not been rescinded, modified, amended or withdrawn.

(b)            Other than obtaining the Company Stockholder Approval, no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the transactions contemplated hereby (other than the filing of the appropriate merger documents under the DGCL). Assuming due authorization, execution and delivery by Parent, Silk USA and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights; and (ii) general equitable principles, including specific performance, injunctive and other relief (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”). Assuming the accuracy of the representations contained in Section 4.08, the Company Board has taken appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company Board. Assuming the accuracy of the representations contained in Section 4.07 and Section 4.08, there are no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Laws applicable to this Agreement or the Merger.

Section 3.05      Non-Contravention; Consents.

(a)            Except as set forth in Part 3.05(a) of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii) and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 3.05(b)(i) (including receipt of the Company Stockholder Approval): (i) violate or conflict with the Company Charter Documents or the Subsidiary Charter Documents; (ii) violate or conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by the Company or any of its Subsidiaries under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation to obtain any third-party consent or provide any notice to any person under any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party except, with respect to clauses (i) (solely with respect to the Subsidiary Charter Documents), (ii) and (iii), such failures to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, Governmental Authorizations, authorizations, consents, approvals, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Except as set forth in Part 3.05(b) of the Disclosure Letter, no declaration, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority or any stock market or stock exchange on which shares of Company Capital Stock are listed is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement except: (i) (A) for the filing of a premerger notification and report form by the Company under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, foreign investment screening, antitrust or similar Law of any non-U.S. jurisdiction (collectively, the “Foreign Merger Control Laws”), including obtaining each of the clearances and approvals identified in Part 3.05(b)(i)(A) of the Disclosure Letter, (B) obtaining CFIUS Clearance, ITAR Clearance, NSIA Clearance and each of the clearances and approvals identified in Part 3.05(b)(i)(B) of the Disclosure Letter, (C) the filing with the United States Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby and such filings as may be required by state securities, takeover and “blue sky” laws, (D) as may be required by the NYSE American or any other applicable national securities exchange in connection with the delisting of the Company Common Stock and (E) for the filing of the Certificate of Merger with the Delaware Secretary (and the receipt of the Company Stockholder Approval); or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06      Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)            Since January 1, 2021, the Company has filed or furnished (as applicable) on a timely basis all forms, reports, schedules, statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it under applicable Laws (all such forms, reports, schedules, statements and other documents filed and publicly available or furnished prior to the date of this Agreement, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Document was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amended or superseded filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents or any registration statement filed by the Company with the SEC received by the Company from the SEC or its staff. To the Knowledge of the Company, as of the date of this Agreement, there is no investigation being conducted by the SEC of any Company SEC Documents.

(b)            The financial statements (including any related notes) contained in the Company SEC Documents: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and other presentation items and are subject to normal year-end adjustments, or as otherwise permitted by the rules and regulations of the SEC); and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(c)            The “disclosure controls and procedures” (as defined by Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(d)            The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient in all material respects to provide reasonable assurance: (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP; and (ii) that transactions are executed only in accordance with the authorization of management or the Company Board. To the Knowledge of the Company, since January 1, 2021, there has been no written complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in illegal accounting or auditing practices.

(e)            Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board: (i) to the Knowledge of the Company, all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in material respects the Company’s ability to record, process, summarize and report financial information; and (ii) to the Knowledge of the Company, any fraud that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(f)            Neither the Company nor any of its Subsidiaries has any liabilities required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, other than liabilities that: (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the Company Balance Sheet Date in the Ordinary Course of Business; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) have been discharged or paid in full prior to the execution of this Agreement; (v) are permitted, required or contemplated by this Agreement or disclosed in the Disclosure Letter; or (vi) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 3.07      Absence of Certain Changes or Events.

(a)            Since the Company Balance Sheet Date to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transaction contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business, and there has not been or occurred any Effect that, if it occurred during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Sections 5.01(b)(i), (ii), (vii), (viii), (xi), (xiv), (xxii) or (xxiii) (as it relates to the foregoing subsections of Section 5.01(b)).

(b)            Since the Company Balance Sheet Date through the date hereof, except for actions taken in connection with the execution and delivery of this Agreement and the transaction contemplated hereby, there has been no Effect that is continuing and, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.08      Litigation; Orders. Except as set forth in Part 3.08 of the Disclosure Letter, there are no, and since January 1, 2021 there have been no, Proceedings pending (it being understood that, with respect to any Proceeding that is an audit, examination or investigation, any representation herein shall be deemed to be to the Knowledge of the Company) or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets that resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Part 3.08 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09      Contracts.

(a)            Except as set forth in Part 3.09(a) of the Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract (other than this Agreement) required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)            Except for (i) this Agreement and (ii) any Contracts publicly filed by the Company with the SEC, Part 3.09(b) of the Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement:

(i)            each Contract that contains covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or with any person or in any geographic area (except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of ninety (90) days or fewer);

(ii)            each Contract to which the Company or any of its Subsidiaries is a party that constitutes a collective bargaining agreement or similar labor agreement with any labor organization, works council, trade union, employee association, or other employee representatives or employee representative body representing, purporting to represent, or to the Knowledge of the Company, seeking to represent any employee of the Company or its Subsidiaries (a “Collective Bargaining Agreement”);

(iii)            other than with respect to any Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, each Contract that is a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)            each Contract that is an indenture, mortgage, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which there is any outstanding Indebtedness (excluding clause (d) of the definition thereof) of the Company or any of its Subsidiaries, whether as borrower or lender, in each case in excess of $100,000, other than (a) accounts receivables and payables in the Ordinary Course of Business and (b) any such Contract between or among any of the Company and any of its Subsidiaries;

(v)            each Contract, the value of which exceeds $100,000, (A) that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third party, or (B) that includes a “most-favored nation” or other similar clause;

(vi)            each Contract that by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $100,000 per fiscal year over the remaining term of such Contract (other than this Agreement, Contracts between or among any of the Company and any of its Subsidiaries, Contracts that are subject of another subsection of this Section 3.09(b) or Company Leases);

(vii)            each Government Contract that (A) has not reached the end of its term or period of performance or (B) that has not yet been subject to final payment or closeout;

(viii)            each Contract to which the Company or any of its Subsidiaries is a party with a Major Customer or a Major Supplier in each case other than quotes, purchase orders, statements of work, sales orders, supplements, invoices or similar agreements or Contracts that are listed elsewhere in Part 3.09(b) of the Disclosure Letter;

(ix)            each Contract between the Company or any of its Subsidiaries, on the one hand, and any executive officer or director of the Company or any of its Subsidiaries, on the other hand, other than any contract covered by clause (iii) above or any Company Benefit Plan;

(x)            each Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in future payments by the Company in excess of $100,000;

(xi)            other than any Company Benefit Plan listed on Part 3.12(a)(ii) of the Disclosure Letter or at-will offer letters on the Company’s standard form containing no severance provisions or consulting Contracts which may be cancelled on less than ninety (90) days’ notice without penalty to the Company, each employment or independent contractor Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant, independent contractor, or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $100,000;

(xii)            each Contract or plan that has not been listed on Part 3.12(f) of the Disclosure Letter, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Merger);

(xiii)            each Contract, the value of which exceeds $100,000, providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof and that is material to the Company and its Subsidiaries, taken as a whole), other than (A) any guaranty by the Company of any of its Subsidiary’s obligations, (B) any Contract entered into in the Ordinary Course of Business or (C) any Contract otherwise listed in the Disclosure Letter, in each case of (A) through (C), with the exception of any Contract providing for indemnification or guaranty that is not capped (for the avoidance of doubt, such Contract with uncapped indemnification or guaranty obligations shall be deemed to be required to be listed in Part 3.09(b) of the Disclosure Letter pursuant to this clause (xiii));

(xiv)            each Contract, the value of which exceeds $100,000, between the Company or any of its Subsidiaries, on the one hand, and any resellers or distributors of the Company or any of its Subsidiaries, on the other hand, that is a reseller, distribution or other similar agreement or arrangement;

(xv)            each Contract that involves the resolution of a legal Proceeding (A) that has been entered into by the Company or any of its Subsidiaries since January 1, 2021, or (B) that includes a material payment obligation of the Company or any of its Subsidiaries that has not yet been performed by the Company or its Subsidiaries, in each case of (A) and (B), other than (x) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business that did not resolve any actual or threatened Proceeding or (y) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xvi)            each Company Lease; and

(xvii)            each Intellectual Property Contract.

Each Contract required to be listed in Part 3.09(b) of the Disclosure Letter, and each Filed Company Contract is referred to herein as a “Material Contract.”

(c)            Each Material Contract is valid and binding on the Company and each of its Subsidiaries that are a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its respective terms against the Company and its Subsidiaries, and to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms and (ii) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in violation or breach of or in default under any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets is bound. No third party to any Material Contract has, to the Knowledge of the Company, alleged that the Company or any Subsidiary is in violation or breach of, or in default under, any such Material Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of, or not to renew, any such Material Contract.

(d)            Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, the Company’s Principals (as that term is presently defined in Section 52.209-5, Title 48, Code of Federal Regulations) have in the prior three (3) years been suspended, debarred, or proposed for debarment from bidding on material contracts or subcontracts with any Governmental Authority, and to the Knowledge of the Company, no such suspension or debarment has been initiated or threatened. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, the Company’s Principals, is presently indicted or has been convicted or, had a civil judgment rendered against them, or have had a finding of fault or liability rendered against them in any administrative or civil proceeding for (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract, or (ii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, tax evasion, violating U.S. federal criminal tax laws, or receiving stolen property. To the Knowledge of the Company, the consummation of the Merger and the other transactions contemplated by this Agreement will not result in any such suspension or debarment.

(e)            With respect to the Company’s Government Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement:

(i)            the Company has not received written notice that any Government Contracts are the currently the subject of bid, award, or size protest proceedings;

(ii)            the Company does not need any “Facility Security Clearance” (as that term is defined by Part 117, Title 32, Code of Federal Regulations) to perform its Government Contracts; and

(iii)            the Company, to the extent applicable, is currently in compliance with all Government Contract terms and conditions relating to counterfeit electronic parts and the sources of electronic parts, and is currently in compliance with all higher-level contract quality (as defined in Section 46.202-4, Title 48, Code of Federal Regulations) provisions of its Government Contracts.

Section 3.10      Compliance with Laws; Governmental Authorizations.

(a)            Except as set forth in Part 3.10(a) of the Disclosure Letter or where the effect of any such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Laws; and (ii) since January 1, 2021, neither the Company nor any of its Subsidiaries has, (A) received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any applicable Law, or (B) provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Law, and no such violation or failure to comply remains outstanding or unresolved as of the date of this Agreement.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; and (iii) the Company and its Subsidiaries are, and have been, in compliance with the terms and requirements of such Governmental Authorizations.

(c)            With respect to the Company’s Government Contracts:

(i)            in the past six (6) years, the Company has complied in all material respects with all applicable Laws pertaining to all Government Contracts (and proposals and quotations submitted that led to the formation of such Government Contracts), including but not limited to: the Truthful Cost and Pricing Data Statute, the Anti-Kickback Act of 1986, the Procurement Integrity Act, the Buy American Act, the Trade Agreements Act, the Walsh-Healy Public Contracts Act;

(ii)            in the past three (3) years, the Company has not received a subpoena, search warrant, or civil investigative demand with respect to any Government Contract; and

(iii)            in the past three (3) years, the Company has not made a written disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract (or proposal or quotation that led to the formation of a Government Contract), and to the Knowledge of the Company, no facts and circumstances exist that would require a mandatory disclosure pursuant to Section 52.203-13, Title 48, Code of Federal Regulations.

Section 3.11      Labor and Employment Matters.

(a)            As of the date of this Agreement, except as set forth in Part 3.11(a) of the Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement; (ii) there are no labor organizations, works councils, trade unions or other employee representatives representing or purporting to represent any employee or former employee of the Company or its Subsidiaries; (iii) there is no pending demand for recognition or certification to the Company or any of its Subsidiaries by any labor organization or group of employees of the Company or any of its Subsidiaries; (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened before the National Labor Relations Board or any other labor relations tribunal or authority (foreign or domestic) with respect to the Company or any of its Subsidiaries; (v) there is no pending or, to the Knowledge of the Company, threatened, labor strike, work stoppage, slowdown or lockout due to labor disagreements by or with respect to any employee or former employee of the Company or its Subsidiaries, against or involving the Company or any of its Subsidiaries, and no such event has occurred within the two (2) years preceding the date of this Agreement; and (vi) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement or any notice, information or consultation obligations under applicable labor Law and, to the Knowledge of the Company, no such breaches or violations have occurred previously.

(b)            Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries, taken as a whole, (i) no Proceedings are pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that are related to unfair labor practices, discrimination, harassment, retaliation, wrongful discharge or violation of any foreign, state and/or federal statute or common law relating to employment, employment practices, wages, hours, mandatory insurance, benefits, leaves of absence, employee classification, exemptions from overtime and minimum wage requirements, immigration control, employee safety, employee privacy, bonuses and terms and conditions of employment, including laws relating to termination of employment and relating to job applicants and employee background checks, or (ii) there is no claim against the Company or any of its Subsidiaries in respect of which any current or former employee, officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries. Since January 1, 2021, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, benefits, leaves of absence, employee classification, exemptions from overtime and minimum wage requirements, immigration control, employee safety, employee privacy, bonuses and terms and conditions of employment, including laws relating to termination of employment and relating to job applicants and employee background checks.

(c)            As of the date of this Agreement, no director or executive officer of the Company or its Subsidiaries has expressed to the Company or its Subsidiaries in writing any present intention to terminate his or her employment with the Company or any of its Subsidiaries. No key employee of the Company or its Subsidiaries has notified the Company or its Subsidiaries, in writing, of any confidentiality, customer non-solicitation or non-competition obligations of such employee to any other person(s) that conflict with such employee’s work for, or obligations to, Parent, the Company, the Surviving Corporation, or any of their Subsidiaries.

(d)            Except as set forth in Part 3.11(d) of the Disclosure Letter, no notice to any employees of the Company or its Subsidiaries or any of such employees’ respective Representatives and /or bargaining or consulting obligations are required with respect to the Merger and the other transactions contemplated by this Agreement under applicable Law or any Collective Bargaining Agreement or other similar agreement. Any such obligations set forth in Part 3.11(d) of the Disclosure Letter have been, or prior to the Closing Date will be, timely satisfied, in each case.

(e)            Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and since January 1, 2021 (i) have been in compliance with the WARN Act and any similar applicable Law, (ii) have not effected a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (iii) have not implemented a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, and (iv) have not affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar applicable Law.

(f)            Since January 1, 2021, no investigation, review, complaint, grievance, controversy or proceeding by any Governmental Authority or current or former employee with respect to any of the Company or any of its Subsidiaries in relation to any actual or alleged violation of any Law involving any current or former employee or other service provider of the Company or any of its Subsidiaries is or has been pending or, to the Knowledge of the Company, threatened in writing.

Section 3.12      Employee Benefit Matters.

(a)            Part 3.12(a)(i) of the Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all U.S. employees of the Company and its Subsidiaries, including their position, duration of service and salary, and Part 3.12(a)(ii) of the Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, all material equity or equity-based (including the Company Stock Plans), change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off plans, programs, policies, contracts, agreements, or arrangements (other than any immaterial fringe benefits), and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement (or, in the case of employee offer letters or employment agreements, the Company’s and any Subsidiary’s forms of offer letter or employment agreement and any individual letter or agreement that materially deviates from the form for the applicable jurisdiction), in each case, established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has, or reasonably would be expected to have, any liability or obligation that is subject to the Laws of the United States or primarily for the benefit of individuals regularly employed in the United States (collectively, the “Company Benefit Plans”). Other than the Company’s Subsidiaries, there are no ERISA Affiliates of the Company. Neither the Company nor any of its Subsidiaries nor any of their current or former ERISA Affiliates has ever maintained, contributed to, or sponsored (or had any obligation of any sort, contingent or otherwise, with respect to) (1) a Multiemployer Plan or the local equivalent thereof under applicable Laws, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No Company Benefit Plan provides any post-retirement health or welfare benefits for any current or former employee of the Company or its Subsidiaries (or their dependents), other than as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) or similar state law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof that has been made available to Parent and is set forth on Part 3.12(a)(ii) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries has made any promises or commitments to create any additional Company Benefit Plan or to modify or change in any material way any existing Company Benefit Plan other than those amendments or modifications required by applicable Law.

(b)            The Company has made available to Parent current, complete and accurate copies of: (i) all documents setting forth the terms of each material Company Benefit Plan (or with respect to any unwritten Company Benefit Plan, a written description of each material term thereof) and all material documents relating to each such Company Benefit Plan, including the plan document, all amendments thereto and all related trust documents and funding instruments; (ii) for the most recent year (A) reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Authority with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, including audited financial statements (if any such statements were required) and Tax Return (Form 990), if any, and (B) actuarial valuation reports (if any such reports exist); (iii) the most recent summary plan description for each Company Benefit Plan and all summaries of material modification (if such exist) and, within the past three (3) years, all material written employee communications related to each Company Benefit Plan; (iv) each trust Contract and insurance or group annuity Contract, services Contract, or other material Contract relating to any Company Benefit Plan including all amendments thereto; (v) the most recent favorable IRS determination letter or opinion letter, to the extent applicable; (vi) all material, non-routine correspondence to or from any Governmental Authority within the past three (3) years with respect to any Company Benefit Plan; and (vii) all nondiscrimination and coverage tests for the three (3) most recent full plan years (if any).

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been administered in compliance with its terms and the Company, its Subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of, and have made or accrued, as applicable, all payments (including, without limitation, all contributions and insurance premiums) with respect to all prior periods required under, ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions as applicable, and the terms of all Collective Bargaining Agreements. Except as would not be material, none of the Company, any of its Subsidiaries, and, to the Knowledge of the Company, its third party fiduciaries have engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to the Company Benefit Plans. No Company Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any material tax, interest or penalty thereunder.

(d)            All Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code have received favorable determination or approval letters from the IRS, to the effect that such Company Benefit Plans are so qualified or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and exempt from federal income Taxes under Section 401(a) of the Code and their related trusts are so exempt under Section 501(a) of the Code, no such determination, approval or opinion letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company no event has occurred since the date of the most recent determination letter relating to any such Company Benefit Plan that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or related trust.

(e)            There are no Proceedings by any Governmental Authority with respect to or other claims, suits or Proceedings against or involving any Company Benefit Plan or Foreign Benefit Plan or, with respect to either, any of their fiduciaries or administrators, or asserting any rights or claims to benefits or assets under any Company Benefit Plan or Foreign Benefit Plan that could result in a material liability to the Company, in each case, that are pending or, to the Knowledge of the Company, threatened (excluding claims for benefits incurred in the ordinary course). To the Knowledge of the Company, there are no facts that could give rise to any material liability in the event of any such Proceeding and no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Company Benefit Plan subject to Title IV of ERISA in connection with the transactions contemplated herein.

(f)            Except as set forth in Part 3.12(f) of the Disclosure Letter, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including as a result of any termination of employment before, on or following the Effective Time) will: (i) entitle any employee, officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries (whether current, former or retired), or their beneficiaries, to severance or termination or other pay; (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Foreign Benefit Plan; (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Foreign Benefit Plan; or (iv) result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any employee, officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) for any Tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

(g)            Part 3.12(g) of the Disclosure Letter contains a list of all material Foreign Benefit Plans. Current, complete and accurate copies of each material Foreign Benefit Plan and all related material Contracts have been made available to Parent. All Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable Laws and Orders of any controlling Governmental Authority, and all applicable Collective Bargaining Agreements, and all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, applicable plan documents and Collective Bargaining Agreements, past practice, and generally accepted accounting principles in the local jurisdiction and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or the applicable Subsidiary to the extent so required.

Section 3.13      Taxes.

(a)            (i) All income and other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Authority on or before the Closing Date, (A) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date), and (B) have been, or will be when filed, true, correct and complete in all material respects; and (ii) all income and other material Taxes required to be paid by the Company and its Subsidiaries on or before the Closing Date have been or will be timely paid on or before the Closing Date.

(b)            The Company has made adequate provision for income and other material Taxes not yet due and payable on the Company Balance Sheet as of the date of the Company Balance Sheet. Since the date of the Company Balance Sheet, any income and other material Taxes of the Company and its Subsidiaries have been accrued on the books and records of the Company in accordance with GAAP.

(c)            The Company has delivered or otherwise made available to the Parent (i) complete and correct copies of all income and other material Tax Returns of the Company and its Subsidiaries relating to Taxes for the preceding five (5) taxable periods, and (ii) complete and correct copies of all private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and pending ruling requests relating to Taxes submitted by, received by, or agreed to by or on behalf of the Company and its Subsidiaries for all taxable periods for which the statute of limitations has not yet expired.

(d)            No extension or waiver of the limitation period applicable to any Taxes or Tax Returns of the Company or its Subsidiaries has been granted (by the Company or any other person), which currently remains in effect.

(e)            The Company and its Subsidiaries have withheld all material Taxes required to be withheld from amounts payable to their employees, agents, contractors, creditors, stockholders and third parties, and remitted such amounts to the proper taxing authorities.

(f)            The Company and its Subsidiaries have collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority (or have been furnished properly completed exemption certificates with respect to any such material Taxes and have complied in all material respects with applicable sales and use Tax statutes and regulations requiring the maintenance of records and supporting documents).

(g)            (i) No audit, examination, claim or Proceeding in respect of any Tax has been conducted within the past three (3) years or is being conducted, pending or, to the Knowledge of the Company, contemplated with respect to the Company or any of its Subsidiaries; and (ii) there are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries, except Liens for current Taxes not yet due and payable or for Taxes being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries and with respect to which adequate reserves for payment have been established on the Company Balance Sheet.

(h)            Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any: (i) change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign tax Laws) for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) installment sale or open transaction occurring prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulation Section 1502 (or any corresponding or similar provision of state, local or foreign income tax Law); (v) closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign tax Law; or (vi) deferred revenue, unearned revenue or prepaid amount received on or before the Closing Date.

(i)            No written claim has been made within the past five (5) years by any Governmental Authority in a jurisdiction where the Company, or any of its Subsidiaries, does not file a Tax Return that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(j)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Company Contract relating to allocation, sharing or indemnification of Taxes with any person other than the Company or any of its Subsidiaries, except for commercial Contracts not primarily related to Taxes entered into in the Ordinary Course of Business.

(k)            Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which was the Company); or (ii) has, or will have, any liability for Taxes (A) of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor (other than for Taxes for any member of any group the common parent of which was the Company) or (B) by written contract (except commercial agreements not primarily relating to Taxes entered into in the Ordinary Course of Business).

(l)            The Company has not participated in, nor is it currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)            The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution occurring during the past two (2) years ending on the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(n)            The Company is not, nor has it been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five (5) years ending on the date of this Agreement.

(o)            None of the Company or any of its Subsidiaries has had a permanent establishment (within the meaning of an applicable Tax treaty), or has otherwise become subject to net income Tax in a country other than such entity’s jurisdiction of incorporation, organization or formation.

(p)            None of the Company or any of its Subsidiaries has (i) deferred any Taxes (including payroll Taxes those imposed by Sections 3101(a) and 3201 of the Code) pursuant to Section 2302 of the CARES Act or any other corresponding or similar provision of applicable Tax Law enacted in connection with COVID-19 that have not been paid in full or (ii) claimed any tax credit under Section 2301 of the CARES Act (including employee retention credits under the CARES Act) or otherwise taken any action to elect or avail itself to any provision of the CARES Act related to Taxes.

(q)            The representations and warranties of the Company made in this Section 3.13 and in Section 3.12 are the only representations and warranties made by the Company with respect to matters relating to Taxes.

Section 3.14      Real Property; Personal Property.

(a)            The Company and its Subsidiaries do not own any real property.

(b)            Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of all of the leases, lease guaranties, licenses (other than Intellectual Property licenses), subleases, agreements, including all amendments, terminations and modifications thereof (collectively, the “Company Leases”) for the leasing, use or occupancy of, or otherwise granting a right in or relating to, any real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries as of the date of this Agreement (such property, the “Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all Company Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; and (ii) there is not, under any Company Leases, any existing default or event of default (or event that, with or without notice or lapse of time, or both, would constitute a default) of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto.

(c)            Except as set forth in Part 3.14(c) or Part 6.03(f) of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not: (i) (A) result in any breach of or constitute a default (or event that, with or without notice or lapse of time, or both, would become a default), (B) materially impair the rights of the Company or any of its Subsidiaries (whether as a result of any Order or otherwise), (C) alter the rights or obligations of the lessor or licensor, or (D) to the Knowledge of the Company, give any person any rights of termination, amendment, acceleration or cancellation, in each case, under any Company Leases; or (ii) otherwise adversely affect the continued use and possession of the Leased Real Property, which is the subject of any Company Leases for the conduct of business as presently conducted.

(d)            Except where it would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each Leased Real Property and all of its operating systems are (i) in good operating condition and repair and (ii) are suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(e)            The Company has not received any written notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which would reasonably be expected to adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof. No written notice has been received from any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(f)            Except as set forth in Part 3.14(f) of the Disclosure Letter: (i) to the Knowledge of the Company there is no pending or threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof, (ii) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or, to the Knowledge of the Company, against third parties affecting any Leased Real Property, and the Company is not aware of any facts which might result in any such Proceeding.

Section 3.15      Intellectual Property; Data Security and Data Privacy.

(a)            Part 3.15(a)(1) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of: (i) Patents, Marks, Copyrights, and Internet domain names that are registered with or issued by any Governmental Authority or authorized private registrar, or subject to a pending application for any of the foregoing that are Owned Intellectual Property (indicating for each, as applicable, the owner(s), jurisdiction, registration number, and relevant date(s)) (the “Company Registered IP”); and (ii) all Company Products currently made commercially available as “off-the-shelf” products or under development to be released as “off-the-shelf” products. Except as disclosed in Part 3.15(a)(2) of the Disclosure Letter, all necessary documents and certificates currently due for filing as of the date hereof in connection with all Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and (other than applications) enforceable. The prosecution, recording, filing and maintenance of the Company Registered IP have at all times been conducted in compliance with applicable Law and the rules of the applicable registrar. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would adversely affect the enforceability of any Company Registered IP.

(b)            The Company and its Subsidiaries have not and, to the Company’s Knowledge, no other party to any Intellectual Property Contract has materially breached such Intellectual Property Contract. The Company has made available to Parent complete and accurate copies of all of the Intellectual Property Contracts, other than (i) such redactions as are apparent on the face of the Intellectual Property Contract, and (ii) purchase orders issued by customers of the Company providing only for the purchase by such customers of “off-the-shelf”, unmodified Company Products that are subject to customary, non-negotiated terms and conditions that would not be reasonably expected to have a material adverse effect upon the benefits of the Merger reasonably expected to be received by Parent. None of the Company nor any of its Subsidiaries has received notice, or has any Knowledge, that any party to any Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) any Intellectual Property Contract, or to exercise or decline to exercise any option or right thereunder.

(c)            Except as disclosed in Part 3.15(c)(1) of the Disclosure Letter, the Company or one of its Subsidiaries (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and Owned Technology, and (ii) to the Knowledge of the Company, has the valid and enforceable right to use all other Intellectual Property and Technology used in or necessary for or held for use for the conduct of the business of the Company or any of its Subsidiaries as currently conducted free and clear of any Liens, except Permitted Liens. Other than as disclosed in Part 3.15(c)(2) of the Disclosure Letter, the Company exclusively owns all Owned Intellectual Property free and clear of any joint ownership interests and free and clear of any Liens, other than Permitted Liens, and all Owned Intellectual Property is freely transferable, licensable and assignable with any requirement of consent from or notice to any third person, subject to any Permitted Liens. Except as set forth in Part 3.15(c)(3) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license or rights in, or authorized the retention of any exclusive rights in or joint ownership of any Intellectual Property or Technology material to the business of the Company and its Subsidiaries, taken as a whole, or agreed to do any of the foregoing.

(d)            Except as set forth in Part 3.15(d) of the Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, pursuant to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound: (i) result in the Company, any of its Subsidiaries or Parent granting, assigning or transferring to any other person any license or other right or interest under, to or in any Intellectual Property, Technology or Company Products that would not be granted, assigned or transferred in the absence of this Agreement and the transactions contemplated hereby; (ii) require the consent of any other person in respect of the Company’s and its Subsidiaries’ rights to continue to own or use any Company Intellectual Property or Company Technology that it would have had rights to own or use in the absence of this Agreement and the transactions contemplated hereby; (iii) impair the right of the Company or any of its Subsidiaries, or cause the Company or any of its Subsidiaries to lose any rights, to Exploit any Company Intellectual Property or Company Technology that it would have had rights to Exploit in the absence of this Agreement and the transactions contemplated hereby; (iv) result in the Company, any of its Subsidiaries or Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business that it would not be bound by or subject to in the absence of this Agreement and the transactions contemplated hereby; or (v) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any royalties or other amounts to any person that it would not be obligated to pay in the absence of this Agreement and the transactions contemplated hereby.

(e)            Except as set forth in Part 3.15(e) of the Disclosure Letter, no Patent or other Intellectual Property that is Owned Intellectual Property: (i) has been, or is required to be, disclosed or contributed by the Company or any of its Subsidiaries to any industry standards bodies, patent pools, standard setting organization, organization managing a de facto industry standard, or similar organizations (“Standards Organizations”); (ii) is subject to any commitment by the Company or any of its Subsidiaries to a Standards Organization that would require the grant of any license or other right to any person or otherwise limit the Company’s or any of its Subsidiaries’ control of any Patents or other Owned Intellectual Property; or (iii) has been identified by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other person as essential to any Standards Organization or any standard promulgated by any Standards Organization. Neither the Company nor any of its Subsidiaries is a founder, member or promoter of, or a contributor to, any Standards Organization.

(f)            No Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries infringed, misappropriated, or violated any Intellectual Property of any other person or that challenge, question, or contest the validity, use, ownership or enforceability of any of the Owned Intellectual Property, including the Company’s and its Subsidiaries’ ownership, internal transfers or assignments of, or right to use, any Owned Intellectual Property or Owned Technology and neither the Company nor any of its Subsidiaries have, in the past six (6) years preceding the date of this Agreement, received any written request or demand for indemnification or defense of an infringement claim from any reseller, distributor, channel partner, end-customer or other third party, in each case, which remains unresolved as of the date of this Agreement, in each case except as specified in Part 3.15(f) of the Disclosure Letter.

(g)            (i) to the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property or Company Technology, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses as previously or currently conducted, has within the six (6) years preceding the date of this Agreement infringed, misappropriated, diluted or otherwise violated, or does infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any other person or has constituted or does constitute unfair competition or unfair trade practices, and neither the Company or any of its Subsidiaries received, within the six (6) years preceding the date of this Agreement, any notice alleging any of the foregoing (including any invitation to license Intellectual Property); (ii) to the Knowledge of the Company, no person (including any current or former employee or consultant of the Company or its Subsidiaries) has within the six (6) years preceding the date of this Agreement or is infringing, misappropriating or violating any Owned Intellectual Property or Owned Technology; (iii) the Owned Intellectual Property and Owned Technology are not subject to any outstanding consent, settlement, decree, Order, injunction, judgment or ruling restricting the use thereof; and (iv) none of the Company or its Subsidiaries has within the six (6) years preceding the date of this Agreement brought, or threatened to bring, any claim before any Governmental Authority or arbitral tribunal against any person with respect to any of the Owned Intellectual Property or Owned Technology.

(h)            (i) Each employee of the Company and its Subsidiaries that has created or developed any Intellectual Property or Technology for Company or its Subsidiaries has and (ii) each contractor, subcontractor, and consultant of the Company and its Subsidiaries that has created or developed any Intellectual Property or Technology for Company or its Subsidiaries in the research or development of Company Products has, in each case, executed and delivered a written agreement that is, to the Knowledge of the Company, valid, binding and enforceable: (A) assigning to the Company or the applicable Subsidiary of the Company all of such employee’s, contractor’s, subcontractor’s, or consultant’s right, title and interest in any Intellectual Property or Technology created by such employee, contractor, subcontractor, or consultant within the scope of his or her employment or engagement (or ownership of all right, title and interest in such Intellectual Property or Technology vests in the Company or the applicable Subsidiary by operation of law); and (B) requiring such employee, contractor, subcontractor or consultant to maintain as confidential, and not use other than on behalf of the Company and its Subsidiaries, all confidential information and Trade Secrets disclosed or accessible to such employee, contractor, subcontractor or consultant in connection with her or employment or engagement (including confidential information or Trade Secrets disclosed to the Company or any of its Subsidiary by a third person). To the Knowledge of the Company, no employee, contractor, subcontractor or consultant of the Company or its Subsidiaries is in breach of any duty or obligation owed to any prior employer or other third party relating to Intellectual Property or confidentiality in connection with his or her employment or engagement with the Company or any of its Subsidiaries.

(i)            Neither the Company nor any of its Subsidiaries has embedded or otherwise incorporated in any manner any Open Source Software in any Company Product, or technology used within a Company Product, that is currently made commercially available or is under development.

(j)            To the Knowledge of the Company, the Company Products as sold by the Company do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other harmful, malicious, or destructive code or any software routines that are designed to permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, software, data, systems or other materials. The Company has taken reasonable precautions designed to prevent the incorporation of any such code into the Company Products.

(k)            Other than as set forth in Part 3.15(k) of the Disclosure Letter, no Governmental Authority, research center or educational institution has provided any funding, facilities or other resources in connection with the development of any Owned Intellectual Property or Owned Technology. The Company has not developed any Owned Intellectual Property under (x) Other Transaction Agreement W52P1J-20-9-3020 dated June 8, 2020 between the Company and the U.S. Army Contracting Command, (y) Other Transaction Agreement CS-20-1101 dated March 14, 2023 between the Company and the U.S. Army, and (z) Technology Investment Agreement FA8650-20-2-5533 dated March 10, 2021 between the Company and the U.S. Air Force Research Laboratory.

(l)            (i) No source code for any software within the Owned Technology (“Company Software”) has been delivered, licensed or made available to any escrow agent or other person who was not or is not, as of the date of this Agreement, an employee, contractor, subcontractor, or consultant of the Company or one of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other person who is not, as of the date of this Agreement, an employee contractor, subcontractor, and consultant of the Company or a Subsidiary of the Company, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any person.

(m)            The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has taken reasonable measures designed to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information and data stored on any IT Systems). To the Company’s Knowledge, there have been (i) no Security Incidents, or other adverse incidents related to data in the custody and control of the Company, its Subsidiaries or, any third party acting on behalf of the Company or any of its Subsidiaries; (ii) no material breach or violation of the IT Systems or threat of such breach or violation in writing; or (iii) no events that would require the Company or any of its Subsidiaries to notify customers, consumers, employees, Governmental Authorities, or any other persons of any Security Incident or other breach or violation of the IT Systems under any Privacy Commitment.

(n)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the data, privacy and security practices and Processing of Personal Information of the Company and its Subsidiaries conform in all material respects to all Privacy Laws. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, each of the Company and its Subsidiaries as of the date of this Agreement: (A) provides notice and obtains any necessary consents from data subjects required for the processing of Personal Information as conducted by or for the Company and its Subsidiaries; and (B) abides by any privacy choices (including opt-out preferences) of data subjects relating to Personal Information and any obligations contained in the Company’s Contracts, data privacy and security policies, or published on the Company’s websites or otherwise made available by the Company to any person (“Privacy Commitments”).

(o)            Except as set forth in Part 3.15(o)(i) of the Disclosure Letter, there are no Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that purport to expressly grant to any person, or require the grant to any person of, a license, covenant not to sue, or other immunity or right of any kind, in each case, with respect to any Intellectual Property owned by Parent or its Affiliates (other than the Company (including the Surviving Corporation) or any of its Subsidiaries following the Effective Time as a result of the Merger). Except as set forth in Part 3.15(o)(ii) of the Disclosure Letter, the Company has made available to Parent complete and accurate copies of (x) all of the Outbound Intellectual Property Contracts entered into since January 1, 2013, and (y) to the Knowledge of the Company, all of the Outbound Intellectual Property Contracts entered between January 1, 2008 and December 31, 2012, other than, in each case, (i) such redactions as are apparent on the face of the Outbound Intellectual Property Contract, (ii) any purchase orders, including terms or conditions governing such purchase orders, except for (1) purchase orders governed by terms or conditions expressly negotiated by the Company with respect to the assignment of, or granting of any licenses, covenants not to sue or other rights or immunities of any kind under, any Intellectual Property owned, created or developed by the Company or (2) purchase orders pursuant to which the Company created or developed, or was obligated to create or develop, any Technology or Intellectual Property, and (iii) those Outbound Intellectual Property Contracts that would not be material to Parent, the Company or the benefits of the Merger reasonably expected to be received by Parent.

Section 3.16      Customers, Suppliers, Distributors, Recalls

(a)            Part 3.16(a) of the Disclosure Letter lists the ten (10) largest customers (each, a “Major Customer”) of the Company and its Subsidiaries, taken as a whole, determined on the basis of the aggregate revenues received by the Company and/or its Subsidiaries, taken as a whole, for the twelve (12) month period ending on December 31, 2022.

(b)            Part 3.16(b) of the Disclosure Letter lists the ten (10) largest suppliers (each, a “Major Supplier”) of the Company and its Subsidiaries, taken as a whole, including original design manufacturers that manufacture Company Products for or on behalf of the Company and its Subsidiaries, determined on the basis of cost of goods or services purchased for the twelve (12) month period ending on December 31, 2022.

(c)            No Major Customer or Major Supplier has other than in the Ordinary Course of Business (i) ceased or materially reduced its payments or sales or provision of services to the Company or its Subsidiaries since the beginning of the twelve (12) month period ending on December 31, 2022; or (ii) threatened in writing to cease or materially reduce such payments or sales or provision of services.

(d)            Each Company Product sold or delivered by the Company or any Subsidiary of the Company has been in conformity with all applicable contractual commitments, customers’ specifications and all express and implied warranties, except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17      Environmental Matters.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as disclosed in Part 3.17(a) of the Disclosure Letter: (i) each of the Company and its Subsidiaries is, and has for the past five (5) years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any applicable Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Governmental Authorizations required under applicable Environmental Laws to conduct its business as presently conducted; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has Released or exposed any person to any Hazardous Materials and no Hazardous Materials have been Released at, on, under or from any of the Leased Real Property, which is the subject of any Company Leases, in any case, in a manner for which the Company or any of its Subsidiaries is required to undertake any remedial action or clean-up action pursuant to applicable Environmental Law.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as disclosed in Part 3.17(b) of the Disclosure Letter: (i) the Company possesses, and has at all times for the past five (5) years possessed, all permits required by any Governmental Authority pursuant to Environmental Law for the operation of the business of the Company and its Subsidiaries, including the ownership, use or occupation of their respective assets; and (ii) all such current permits are in full force and effect and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the termination, revocation or withdrawal or any such permit.

Section 3.18      Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: to the Knowledge of the Company, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder; and (ii) all premiums due with respect to such insurance policies have been paid.

Section 3.19      Trade Compliance. The Company and its Subsidiaries are, and have been in the past five (5) years, in compliance in all material respects with all applicable trade compliance Laws, including but not limited to: (a) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (“EAR”) (15 C.F.R. § 730 et seq.), and the ITAR; (b) U.S. Laws governing the importation of goods, including laws administered by U.S. Customs and Border Protection; (c) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State; and (d) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, “Trade Compliance Laws”). Part 3.19 of the Disclosure Letter sets forth a summary of the Company’s ITAR-controlled “technical data” for the production, development, design, manufacture, or use of the Company’s products. In the past five (5) years, none of the Company, its Subsidiaries, and their respective directors, officers, employees, and to the Knowledge of the Company, agents or other Third Parties acting on behalf of the Company and its Subsidiaries, has been the target of any economic sanctions administered or enforced by the United States Government, including, without limitation, OFAC and the U.S. Department of State (collectively, “Sanctions”). In the past five (5) years, none of the Company, its Subsidiaries, and their respective directors, officers, employees, and to the Knowledge of the Company, agents or other Third Parties acting on behalf of the Company and its Subsidiaries, has engaged in any unlawful dealings or transactions, directly or, to the Knowledge of the Company, indirectly: (a) with any person that at the time of the dealing or transaction was the subject of Sanctions; or (b) in any jurisdiction that is, or in the last five years was, the subject of comprehensive territorial Sanctions at the time of the dealing or transaction, including Cuba, Iran, North Korea, Syria, and the Russian-occupied areas of Crimea, Donetsk, or Luhansk regions of Ukraine. None of the Company or its Subsidiaries are subject, and in the past five years has not been subject, to any Proceedings, or made any voluntary disclosures to any Governmental Authority, involving the Company or its Subsidiaries relating to Trade Compliance Laws. The Company and its Subsidiaries have implemented and administer internal controls, policies, and procedures designed to promote compliance with Trade Compliance Laws.

Section 3.20      Affiliate Transactions. Except as disclosed in Part 3.20 of the Disclosure Letter, since January 1, 2021 there have not been any transactions, Contracts, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date of this Agreement.

Section 3.21      Anti-Corruption(a)      . The Company, its Subsidiaries, and their respective directors, officers, employees, and to the Knowledge of the Company, agents and third parties acting on behalf of the Company or its Subsidiaries, are and have been for the past five (5) years, in compliance with the anti-corruption laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated, including the U.S. Foreign Corrupt Practices Act (“Anti-Corruption Laws”). In the past five (5) years, the Company, its Subsidiaries, and their respective directors, officers, employees, and to the Knowledge of the Company, agents and third parties acting on behalf of the Company or its Subsidiaries, have not paid, offered or promised to pay, authorized or ratified the payment or transfer of, directly or indirectly, any monies or anything of value to any Public Official, or any other person, for the purpose of corruptly influencing any act or decision of such Public Official, of a Governmental Authority, or any other person, to obtain or retain business, to direct business to any person, or to secure any other improper benefit or advantage, in each case, in violation of Anti-Corruption Laws. Neither the Company nor its Subsidiaries are subject, or in the past five (5) years have been subject, to any Proceedings, made any voluntary disclosures to any Governmental Authority, or conducted or initiated any internal investigation relating to the Anti-Corruption Laws. The Company and its Subsidiaries have implemented and administer internal controls, policies, and procedures designed to promote compliance with Anti-Corruption Laws.

Section 3.22      Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent or any of its Affiliates based on information supplied by Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 3.23      Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Nomura Securities International, Inc. (“Nomura”), is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24      Opinion of Financial Advisors. The Company has, as of the date of the Agreement, received the opinion of Nomura (the “Fairness Opinion”), which, if delivered orally, shall be accompanied by a written opinion to be delivered promptly following the execution of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the Per Share Merger Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent, the Company, or any Subsidiary of the Company (or held in the Company’s treasury) the Affiliates of Parent or Silk USA, the Stillwater Stockholders upon conversion of the Company Series B Convertible Preferred Stock prior to the Closing and holders of Dissenting Shares) is fair, from a financial point of view, to such holders of shares of Company Common Stock and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.25      Backlog. The estimated backlog amount of awarded business of the Company and its Subsidiaries, as set forth in the Company’s annual report on Form 10-K filed with the SEC on March 10, 2023, was calculated in good faith consistent with past practices as set forth therein. Since the Company Balance Sheet Date through the date hereof, the Company has not received any written notice of any material change, cancellation or deviation from such awarded business.

Section 3.26      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Disclosure Letter and the Company SEC Documents), none of the Company, any of its Affiliates or any other person makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Silk USA or Merger Sub or any of their respective Representatives or Affiliates on any such representation or warranty) with respect to the Company, any of its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Silk USA or Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other person will have or be subject to any liability or other obligation to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates or any other person resulting from Parent’s, Silk USA’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of the Company or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III (as qualified by the Disclosure Letter and the Company SEC Documents).

Article IV

Representations and Warranties of Parent, Silk USA and Merger Sub

Except as set forth in a corresponding numbered section of the Parent Disclosure Letter, it being agreed that disclosure of any item in any part of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, Parent, Silk USA and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01      Organization, Standing and Corporate Power.

(a)            Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Korea and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Silk USA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)            Each of Parent, Silk USA and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the nature of its activities make such qualification necessary, except where the failure to be so qualified would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent, Silk USA nor Merger Sub is in violation of its organizational documents to the extent such violation would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02      Authority; Binding Nature of Agreement. Each of Parent, Silk USA and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, including the Merger. The execution, delivery and performance by Parent, Silk USA and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by any necessary action on the part of Parent, Silk USA and Merger Sub and their respective boards of directors, and Silk USA has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub, and no other corporate proceedings or vote or consent of the holders of any class or series of capital stock of Parent, Silk USA, Merger Sub or any of their Affiliates or similar action on the part of Parent, Silk USA or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Silk USA and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, Silk USA and Merger Sub, enforceable against each of Parent, Silk USA and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03      Non-Contravention.

(a)            The execution and delivery of this Agreement by each of Parent, Silk USA and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii), and (iii), assuming compliance, approval, clearance, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 4.03(b)(i): (i) violate or conflict with the organizational documents of Parent, Silk USA or Merger Sub; (ii) violate or conflict with any Law applicable to Parent, Silk USA, Merger Sub or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under or give rise to any obligation to obtain any third-party consent or provide any notice to any person under, any of the terms, conditions or provisions of any Governmental Authorization or Contract to which any of Parent, Silk USA or Merger Sub is a party except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches, defaults, consents or notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority is required to be obtained or made by or with respect to Parent, Silk USA or Merger Sub in connection with the execution and delivery of this Agreement by Parent, Silk USA or Merger Sub or the consummation by Parent, Silk USA or Merger Sub of the Merger or the other transactions contemplated by this Agreement, except: (i) (A) for the filing of a premerger notification and report form by Parent, Silk USA and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Laws, including obtaining each of the clearances and approvals identified in Part 3.05(b)(i)(A) of the Disclosure Letter, (B) obtaining CFIUS Clearance, ITAR Clearance, NSIA Clearance and each of the clearances and approvals identified in Part 3.05(b)(i)(B) of the Disclosure Letter, (C) as may be required by the Securities Act, the Exchange Act and the rules and regulations thereunder and state securities, takeover and “blue sky” Laws, (D) for the filings required by the DGCL (including the filing of the Certificate of Merger), (E) for the overseas direct investment report filings to be filed with a designated Korean foreign exchange bank under the Foreign Exchange Transaction Act of Korea and the regulations thereunder; or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04      Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Silk USA or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Silk USA or Merger Sub is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Proceedings pending, or threatened, to which Parent, Parent’s Subsidiaries, Silk USA or Merger Sub is a party seeking to prohibit or delay the transaction contemplated by the Agreement.

Section 4.05      Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Silk USA or Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent, Silk USA and Merger Sub will take all reasonable best efforts to supply any information necessary for the Proxy Statement as promptly as practicable.

Section 4.06      Activities and Ownership of Silk USA and Merger Sub.

(a)            Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement. Silk USA has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement

(b)            As of the date of this Agreement, (i) the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding, (ii) Silk USA owns beneficially all of the outstanding shares of capital stock of Merger Sub, and (iii) Parent owns beneficially all of the outstanding shares of capital stock of Silk USA free and clear of all Liens.

Section 4.07      Ownership of Company Capital Stock. Neither Parent, Silk USA, Merger Sub nor any of their Affiliates owns (directly or indirectly, beneficially, constructively or of record) any shares of Company Capital Stock, or other securities of the Company or any options or warrants, and neither Parent, Silk USA, Merger Sub nor any of their Affiliates holds any rights to acquire or vote any shares of Company Capital Stock or other securities of the Company or any options or warrants except pursuant to the transactions contemplated by this Agreement.

Section 4.08      Interested Stockholder. Prior to the date of this Agreement, none of Parent, Silk USA, Merger Sub, any of Parent’s other Subsidiaries or any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the period commencing three (3) years prior to the date that the Company Board approved this Agreement, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

Section 4.09      Sufficiency of Funds. As of the date hereof, Parent has, and Parent will have at the Closing, cash resources in immediately available funds and in an amount sufficient to (i) consummate the Merger and the other transactions contemplated under this Agreement and (ii) pay all related fees, costs and expenses incurred in connection therewith.

Section 4.10      Sufficiency of Investigation; No Other Representations or Warranties. Each of Parent, Silk USA and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, Technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent, Silk USA and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent, Silk USA or Merger Sub has relied in any manner whatsoever upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Silk USA, Merger Sub or any of their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in Article III (as qualified by the Disclosure Letter and the Company SEC Documents). Without limiting the foregoing, each of Parent, Silk USA and Merger Sub acknowledges and agrees that neither the Company nor any other person will have or be subject to any liability or other obligation to Parent, Silk USA, Merger Sub or any of their respective Representatives or Affiliates or any other Person resulting from Parent’s, Silk USA’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of the Company or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the Disclosure Letter and the Company SEC Documents).

Article V

Covenants Relating to Conduct of Business

Section 5.01      Conduct of Business. During the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except (i) as otherwise set forth in Part 5.01 of the Disclosure Letter, (ii) as required to comply with COVID-19 Measures or for any actions otherwise taken (or not taken) reasonably and in good faith in response to or as a result of COVID-19, (iii) as required by applicable Law or Governmental Authorization or as may be required or requested by a Governmental Authority, (iv) as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) as otherwise required, contemplated or expressly permitted by this Agreement:

(a)            the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts (x) to carry on its business in the Ordinary Course of Business in all material respects, (y) preserve intact its current business organization, maintain its material assets and properties in good repair and condition, and (z) keep available the services of its current key officers and other key employees and maintain its existing material business relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with the Company and its Subsidiaries, and Governmental Authorities having regulatory dealings with the Company and its Subsidiaries; provided, that any action taken or failed to be taken by the Company and its Subsidiaries that is specifically addressed in Section 5.01(b) shall not, in and of itself, constitute a breach under this Section 5.01(a); and

(b)            the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            amend (A) any Company Charter Documents (except for the Series B Charter Amendment and immaterial or ministerial amendments) or (B) Subsidiary Charter Documents, except, in the case of this clause (B) for any changes that would not be materially adverse to Parent;

(ii)           (A) declare, accrue, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries other than any dividend or distribution by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company but only if such distribution or dividend does not give rise to any material Tax liability of any kind; (B) authorize any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries, or any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, in the case of each of the foregoing clauses (A)–(C) other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options or Tax obligations in connection therewith, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (3) the acquisition by the Company of shares of Company Common Stock underlying Company Stock Options, Company RSUs and any other awards issued under the Company Stock Plans in connection with the forfeiture of such awards, and (4) transactions between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company;

(iii)          issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, in each of the foregoing cases other than (A) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement in accordance with the terms thereof, (B) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement (or expressly permitted by this Agreement to be entered into after the date hereof), (C) transactions between or among the Company and a Subsidiary of the Company or between Subsidiaries of the Company, (D) the issuance of shares of Company Common Stock upon the conversion of shares of Company Series B Convertible Preferred Stock issued and outstanding on the date of this Agreement in accordance with the Company Charter Documents and (E) the issuance of shares of Company Common Stock upon the conversion of shares of Company Warrants issued and outstanding on the date of this Agreement in accordance with the terms thereof;

(iv)          except as required by any Company Benefit Plan set forth in Part 3.12(a)(ii) of the Disclosure Letter or any Collective Bargaining Agreement or in order to comply with Section 6.05(b) of this Agreement, (A) grant, pay, or promise to pay any severance or termination pay or any increase in severance, retention or termination pay or benefits to any employee, executive officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries (whether current, former or retired), including agreeing to any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code or making any such payment (other than, with respect to employees who are not directors or officers of the Company or any of its Subsidiaries, scheduled payments consistent with the Ordinary Course of Business before the date of this Agreement), (B) pay any bonus or make any profit-sharing or similar payment to, or increase the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation (including equity-based compensation, whether payable in stock, cash or other property), benefits, or remuneration payable to, any employee, officer, non-employee director, independent contractor or consultant of the Company or its Subsidiaries (whether current, former or retired), other than salary increases, commissions and bonuses to non-officer employees made in the Ordinary Course of Business, (C) adopt, enter into, grant, terminate or amend in a material respect any Company Benefit Plan or Foreign Benefit Plan or awards made thereunder (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (D) other than in the Ordinary Course of Business, or as mandated by accounting or tax standards or rules, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or Foreign Benefit Plan or materially change the manner in which contributions to any Company Benefit Plan or Foreign Benefit Plan are made or the basis on which such contributions are determined, in any case which would result in a material increase in the amount of annual contributions to any trust maintained for any Company Benefit Plan or Foreign Benefit Plan, (E) loan or advance any money or other property to any employee, officer, non-employee director, independent contractor or consultant of the Company or its Subsidiaries (whether current, former or retired), other than consistent with a written or oral advancement or expenses policy of the Company that exists on the date hereof, (F) enter into any employment, consulting, severance or termination agreement with any director or executive officer of the Company or any Subsidiary of the Company, or (G) terminate the employment of any current employee of the Company or any of its Subsidiaries at a level of vice president or above or terminate the engagement of any consultant of the Company or any of its Subsidiaries, other than for cause or for performance-related reasons or a non-Merger related reason;

(v)           waive, release, limit or condition any restrictive covenant obligation of any employee of the Company or any of its Subsidiaries at a level of vice president or above (whether current, former or retired);

(vi)          (A) enter into any Contract with respect to any labor dispute, any activity or Proceeding by a labor union or Representative thereof, (B) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or (C) negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(vii)         effect or permit any “plant closing,” “mass layoff,” “termination” or “relocation” as those terms are defined in the WARN Act or other event that would require advance notice to employees of the Company or any of its Subsidiaries or pay in lieu thereof under the WARN Act;

(viii)        acquire by merger, consolidation, acquisition of stock or assets, or otherwise any equity ownership interest in, or a substantial portion of the assets of, any person or any division or business thereof, other than (A) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (B) purchases of inventory or other assets in the Ordinary Course of Business or pursuant to existing Contracts, or (C) acquisitions or investments not in excess of $100,000 individually or $200,000 in the aggregate;

(ix)          sell, lease, license, abandon or otherwise dispose of, or subject to any Lien (other than Permitted Liens) any of its material properties, assets, product lines or businesses (including capital stock or other equity interests in any Subsidiary of the Company and any Owned Intellectual Property and Owned Technology that is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted), or terminate, fail to renew, allow to lapse or otherwise not maintain any Inbound Intellectual Property Contracts, other than (A) sales, leases or other dispositions of assets or Liens thereon in the Ordinary Course of Business, (B) the granting of nonexclusive licenses solely as part of the sale of products or services in the Ordinary Course of Business, or (C) pursuant to Contracts existing as of the date of this Agreement; provided that, notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall be permitted to sell, exclusively license, assign, transfer or otherwise dispose of any Owned Intellectual Property (other than pursuant to a present assignment of Intellectual Property created or developed under an Intellectual Property Contract listed in Part 5.01(b)(ix) of the Disclosure Letter); and, provided further, that (i) stand-alone licensing of any Patents, (ii) the stand-alone licensing of any Owned Technology or (iii) any other sale, assignment, grant or license of or under any Patents or of Owned Technology (with respect to (ii) and (iii) only, other than as provided in clause (B) above) shall not be deemed to be conduct in the Ordinary Course of Business solely for the purposes of this Section 5.01(b)(ix);

(x)           (A) enter into or amend any Inbound Intellectual Property Contracts or Outbound Intellectual Property Contracts, (B) fail to maintain, allow to lapse or abandon any Company Registered IP or allow any Owned Company IP to enter the public domain, (C) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or rights to Intellectual Property with a third party other than entry into agreements with new employees, contractors, subcontractors, or consultants entered into in the Ordinary Course of Business, (D) change pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property or rights to Intellectual Property to the Company or any of its Subsidiaries, (E) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries, or (F) enter into or amend any agreement pursuant to which any other party is granted development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(xi)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than solely in respect of wholly owned Subsidiaries of the Company and the transactions contemplated hereby, including the Merger);

(xii)         (A) except for (1) borrowings under the Company’s Existing Revolver (which will not exceed $3,000,000 in the aggregate), and (2) transactions between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, and in each case guarantees thereof, incur any Indebtedness for borrowed money (including by way of issuing any debt securities) or assume or guarantee any Indebtedness for borrowed money or the obligations of any person (except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company) or (B) make any loans or advances or capital contributions to, or investments in, any other Person (other than in respect of acquiring any material equity interest in any other Person, which shall be governed by Section 5.01(b)(viii)) in excess of $100,000, except for (1) extensions of credit to customers in the Ordinary Course of Business substantially consistent with past practice and (2) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned subsidiaries of the Company;

(xiii)        other than in the Ordinary Course of Business (A) enter into or assume any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) terminate, materially amend or waive any material rights under any Material Contract or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Material Contract; provided, however, that, in no event shall the Company or any of its Subsidiaries enter into any Contract that would constitute a Material Contract (if entered into prior to the date hereof) under, or amend any Material Contract such that it would constitute a Material Contract (if entered into prior to the date hereof) under, any of Section. 3.09(b)(i), Section 3.09(b)(ii), Section 3.09(b)(iii), Section 3.09(b)(iv) (except as otherwise permitted under and in accordance with Section 5.01(b)(xii)), Section 3.09(b)(v), Section 3.09(b)(vii) or Section 3.09(b)(xv) (except as otherwise permitted under and in accordance with Section 5.01(b)(xiv)); provided, further, that in no event shall the Company or any of its Subsidiaries terminate any Contract with a customer of the Company or its Subsidiaries with a contract value in excess of $50,000 per calendar year, or any Intellectual Property Contract;

(xiv)        (A) institute any Proceeding other than (1) in respect of any such Proceeding that seeks less than $100,000, or (2) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Proceeding prior to commencement thereof) (3) in connection with a breach of this Agreement or any other agreements contemplated hereby, or (B) settle or compromise any Proceeding pending or threatened against the Company or any of its Subsidiaries, other than (1) with respect to Transaction Litigation, which shall be governed by Section 6.03 or any Proceeding or other claim relating to Taxes, which shall be governed by Section 5.01(b)(xvi), (2) the settlement or compromise of Proceedings in the Ordinary Course of Business or (3) such settlements or compromises that require payments by the Company or any of its Subsidiaries (net of insurance coverage and indemnification proceeds actually received or recoverable) in an amount not to exceed $100,000 individually or $200,000 in the aggregate;

(xv)         make any change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may be appropriate to conform to changes in GAAP or regulatory requirements with respect thereto or as required by GAAP or applicable Law or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority;

(xvi)        make any material Tax election, file an amendment to any material Tax Return, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, settle or compromise any liability for a material amount of Taxes other than filing any Tax Return or paying any Tax due and payable in the Ordinary Course of Business, surrender any claim for refund for a material amount of Taxes, or change a material annual accounting method or period for Tax purposes;

(xvii)       enter into, or amend, any affiliate transaction of the nature described in Section 3.20;

(xviii)      make any capital expenditures in excess of $1,000,000 individually or $4,000,000 in the aggregate on an annual basis;

(xix)         adopt a stockholder rights plan or similar agreement;

(xx)          fail to use commercially reasonable efforts to (A) maintain the Company’s existing material insurance policies or (B) replace such insurance policies with reasonably comparable insurance policies in the event of their termination or cancellation;

(xxi)         except as required by applicable Laws and as expressly required by this Agreement, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company, other than (A) the Company’s annual meeting to be held in the year of 2023 at which the stockholders of the Company will be asked to vote on the election of directors, the ratification of appointment of the Company’s independent auditors, and the approval of the compensation of the Company’s executive officers, and (B) any special meeting of the Company to be held in accordance with Section 6.01 of this Agreement;

(xxii)        hire any employee without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement applicable to similarly situated employees of the Company, if any; or

(xxiii)       agree, authorize or commit to do any of the foregoing.

Section 5.02      Solicitation; Takeover Proposals; Change of Company Board Recommendation.

(a)            No Solicitation. From the date of this Agreement until the Effective Time, or, if earlier, the valid termination of this Agreement in accordance with Section 8.01:

(i) the Company shall, and shall cause its Subsidiaries, and shall direct its or their respective Representatives to:

(A) immediately cease and promptly, but in any event on the date hereof, cause to be terminated any solicitation, discussion or negotiation with any person or group conducted on or prior to the date of this Agreement by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal,

(B) promptly, but in any event within one (1) Business Day after the date hereof, request the prompt return or destruction of any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives to any person (other than Parent and its Representatives) which has executed a confidentiality agreement within the last twelve (12) months for the purposes of evaluating a possible Acquisition Proposal, and, if so requested by Parent, use its commercially reasonable efforts (which such commercially reasonable efforts shall be limited to sending follow-up letters) to confirm return or destruction (to the extent destruction of such information is permitted by such confidentiality agreement) of such information, and

(C) promptly, but in any event on the date hereof, terminate access to all persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Acquisition Proposal; and

(ii) the Company shall not, and shall cause its Subsidiaries not to, and shall direct its or their respective Representatives not to, directly or indirectly:

(A) solicit, initiate, or knowingly encourage or knowingly facilitate the making, submission or announcement by any person of any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal,

(B) enter into, continue or participate in any discussions or negotiations with any person regarding any Acquisition Proposal,

(C) furnish to any person (other than Parent, Silk USA, Merger Sub, or any designees of Parent, Silk USA or Merger Sub, including their respective Representatives) any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person (other than Parent, Silk USA, Merger Sub, or any designees of Parent, Silk USA or Merger Sub), in each case, to knowingly facilitate or knowingly encourage the making of any proposal that constitutes or would be reasonably expected to lead to an Acquisition Proposal; provided, however, that press releases and filings with the SEC shall not be prohibited by this clause so long as such press releases are issued, and such filings are made, in the Ordinary Course of Business and are unrelated to any Acquisition Proposal or any inquiries that would reasonably be expected to result in an Acquisition Proposal,

(D) approve, endorse or recommend any Acquisition Proposal or any Acquisition Agreement or other agreement requiring the Company to abandon or terminate its obligations under this Agreement,

(E) other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.02, execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal, or

(F) resolve, propose or agree to do any of the foregoing.

Without limiting the foregoing, the Company agrees that any violation of the restrictions on the Company set forth in this Section 5.02 by any director or officer of the Company or any of its Subsidiaries or by any other Representative of the Company acting on behalf of the Company shall be deemed a breach of this Section 5.02 by the Company.

(b)            Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time following the date of this Agreement and prior to the receipt of Company Stockholder Approval, but not after: (i) the Company receives an unsolicited bona fide written Acquisition Proposal from any Third Party that has not resulted from a material breach of this Section 5.02; and (ii) the Company Board determines in good faith, after consultation with its outside legal advisor and financial advisor, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, result in or constitute a Superior Proposal, then the Company may, upon a good faith determination by the Company Board (after consultation with its outside legal advisor) that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and subject to compliance with Section 5.02(c): (A) furnish any information, including non-public information, with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall, substantially concurrently with providing any non-public information to any Third Party making such Acquisition Proposal, provide to Parent copies of all non-public information concerning the Company or its Subsidiaries that is provided to any such Third Party to the extent that such information was not previously provided to Parent or its Representatives (or if such information is provided orally, then the Company shall provide to Parent a reasonably detailed summary of the information so provided); and (B) subject to entering into an Acceptable Confidentiality Agreement, engage in discussions or negotiations with the person making such Acquisition Proposal or such Third Party’s Representatives.

(c)            In addition to the obligations set forth in Section 5.02(b), the Company shall, during the period commencing on the date hereof and continuing until the earlier of the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, promptly (and in any event within one (1) Business Day) notify Parent in writing of the receipt of any Acquisition Proposal or the receipt of any inquiries that would reasonably be expected to lead to an Acquisition Proposal. Such notice to Parent shall indicate the identity of the Third Party making the Acquisition Proposal or inquiries and the material terms and conditions of such Acquisition Proposal, including unredacted copies of all written requests and proposed agreements (including copies of any material amendments to such agreements) with respect to any Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof). The Company shall thereafter keep Parent reasonably informed as promptly as reasonably practicable of any developments affecting the financial and other material terms and conditions (including any copies of any proposed amendments to such financial or other material terms and conditions) of any such Acquisition Proposal or inquiry which would reasonably expected to lead to an Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within one (1) Business Day) advise Parent in writing if the Company provides any non-public information or engages in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(b).

(d)            Except as set forth in Section 5.02(e), neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders; (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, Silk USA or Merger Sub the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of, or enter into, any Acquisition Proposal or Acquisition Agreement (other than those relating to the Merger); (iv) following the date any Acquisition Proposal or any material modification thereto is first made public fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after a written request by Parent to do so, which request may be made only once with respect to any such Acquisition Proposal and only once with respect to any such material modifications thereto (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Stockholders’ Meeting) (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as a “Change in Company Board Recommendation”).

(e)            Notwithstanding any provision of Section 5.02(d), at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may, subject to compliance with the other provisions of this Section 5.02:

(i)            make a Change in Company Board Recommendation under clauses (i) or (ii) of the definition thereof in connection with an Intervening Event (but not in connection with a Superior Proposal), if the Company Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that such determination in and of itself shall not be deemed a Change in Company Board Recommendation); provided, however, that prior to making such Change in Company Board Recommendation:

(A) the Company provides Parent with written notice of its intention to take such action at least four (4) Business Days in advance of taking such action, specifying in reasonable detail the reasons for taking such action and the facts relating thereto,

(B) the Company shall, and shall direct its Representatives to, negotiate in good faith with Parent during such four (4) Business Day period, if requested by Parent, to enable Parent to propose revisions or modifications to the terms of this Agreement such that it would permit the Company Board not to make a Change in Company Board Recommendation pursuant to this Section 5.02(e)(i), and

(C) at the end of such four (4) Business Day period, the Company Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Parent, and determines in good faith, after consultation with its outside legal advisor and financial advisor, that the Company Board’s failure to make a Change in Company Board Recommendation under clauses (i) or (ii) of the definition thereof would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, or

(ii)           if the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.02(a) and that the Company Board determines in good faith (after consultation with its outside legal advisor and its financial advisor) constitutes a Superior Proposal, either:

(A) terminate this Agreement pursuant to Section 8.01(f), provided that prior to or concurrently with any such termination, the Company shall pay or cause to be paid to Parent any Company Termination Fee required to be paid pursuant to Section 8.03(b) in connection with such termination, or

(B) make a Change in Company Board Recommendation;

provided, however, that prior to making a Change in Company Board Recommendation or prior to terminating this Agreement in each case, pursuant to this clause (ii), (1) the Company provides Parent with written notice of its intention to take such action at least four (4) Business Days in advance of taking such action, and the reasons therefor, and provides to Parent a summary of the material terms and conditions of such Superior Proposal and an unredacted copy of any and all Acquisition Agreements related to such Superior Proposal, it being agreed that the provision of such notice shall not, in and of itself, constitute a Change in Company Board Recommendation, (2) the Company shall, and shall direct its Representatives to, negotiate in good faith with Parent during such four (4) Business Day period, if requested by Parent, to enable Parent to propose revisions or modifications to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) at the end of such four (4) Business Day period, the Company Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside legal advisor and financial advisor, that the Superior Proposal would continue to constitute a Superior Proposal even if the revisions or modifications proposed in writing by Parent were to be given effect, and (4) in the event of any change in any of the financial terms (including the amount, form and timing of payment of any consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in clause (1) of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four (4) Business Day notice period referred to in clause (1) of this proviso shall instead be equal to the longer of (x) two (2) Business Days, and (y) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.02(e)(ii) anew with respect to such additional notice (including clauses (1) through (4) of this proviso). Notwithstanding anything herein to the contrary, neither the Company nor any Subsidiary of the Company shall enter into any Acquisition Agreement unless this Agreement has been or is concurrently terminated in accordance with its terms.

(f)            The Company shall not release any Third Party from, or waive any provisions of, any “standstill” or similar agreement in favor of the Company unless the Company Board determines in good faith, after consultation with its outside legal counsel, that taking or failing to take such action, as the case may be, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, without limiting the foregoing, the Company shall promptly, and in any event within twenty-four (24) hours after, advise Parent in writing if the Company determines to release or waive any Third Party from any “standstill” or similar agreement. The Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate (other than any expiration based on the passage of time or termination by the counterparty thereto in accordance with its terms) or modify, and shall not permit the amendment, waiver, termination (other than any expiration based on the passage of time or otherwise in accordance with its terms) or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights unless the Company Board determines, only with respect to information regarding the negotiation, execution or consummation of an Acquisition Proposal, in good faith, after consultation with its outside legal counsel, that taking or failing to take such action, as the case may be, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall not, and shall not permit any of its Subsidiaries or any of its or their Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement that prohibits the Company or any of its Subsidiaries from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.02.

(g)            Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board or any committee thereof from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders); provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Intervening Event or Acquisition Proposal shall be deemed to be a Change in Company Board Recommendation unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

Section 5.03      No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

Additional Agreements

Section 6.01      Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)            Preparation of Proxy Statement. As soon as practicable after the date of this Agreement (and in any event, within fifteen (15) Business Days hereof, assuming the Company has received all information from Parent as the Company has reasonably requested), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 5.02(e), the Proxy Statement shall include the Company Board Recommendation. Each of Parent, Silk USA and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including by furnishing to the Company the information relating to it and/or its Affiliates or Representatives reasonably requested by the Company or otherwise required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following any request therefor from the Company. The Company shall use its reasonable best efforts, assuming Parent’s compliance with its obligations under Section 6.01(b), to cause the Proxy Statement, at the date of mailing to the Company’s stockholders, to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent, Silk USA, Merger Sub or their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company); provided, that, following a Change in Company Board Recommendation, the Company’s only obligation shall be to provide to Parent a copy of such filing, or amendment or supplement thereto, in advance of filing. The Company shall, promptly: (i) notify Parent of the receipt of any written or oral comments or substantive inquiries received by the Company from the SEC or the staff thereof related to the Proxy Statement or any request for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement. The Company shall provide Parent, Silk USA, Merger Sub and their counsel with copies of any written comments or responses to be submitted by the Company in response to any comments or substantive inquiries from the SEC or the staff thereof and shall provide Parent, Silk USA and Merger Sub and their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company); provided, that, following a Change in Company Board Recommendation, the Company’s only obligation shall be to provide to Parent a copy of such written response in advance of submission to the SEC or its staff. The Company shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Parties and use reasonable best efforts in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC as promptly as reasonably practicable following the filing thereof.

(b)            Covenants of the Parties with Respect to the Proxy Statement. Each Party will use its reasonable best efforts to ensure that the information relating to such Party supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Stockholders’ Meeting, does not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that: (i) no representation or warranty is made by Parent, Silk USA or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement; and (ii) no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Silk USA or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(c)            Mailing of Proxy Statement; Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter Documents, (i) as promptly as reasonably practicable after the filing of the preliminary Proxy Statement, establish a single record date (subject to any changes pursuant to this Section 6.01) for a meeting of its stockholders, for the purpose of voting upon the approval and adoption of this Agreement and the Merger (the “Stockholders’ Meeting”), (ii) as promptly as reasonably practicable following the earlier to occur of (x) in the event the preliminary Proxy Statement is not reviewed by the SEC or the staff thereof, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act and (y) in the event the preliminary Proxy Statement is reviewed by the SEC or the staff thereof, the receipt of oral or written notification of the completion of the review by the SEC or the staff thereof, (A) cause the Proxy Statement to be filed in definitive form, (B) mail to the holders of Company Capital Stock as of the record date established for the Stockholders’ Meeting the Proxy Statement and (C) in accordance with applicable Law, the Company Charter Documents, and NYSE American rules, duly call, give notice of to its stockholders, convene and hold the Stockholders’ Meeting, subject to the Company’s ability as provided herein to postpone or adjourn the Stockholders’ Meeting; provided, however, that in no event shall such meeting be held later than forty (40) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders. Notwithstanding the foregoing, once the Stockholders’ Meeting has been noticed and called, any postponement or adjournment of the Stockholders’ Meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than in the event that (i) such postponement or adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting; (ii) such postponement or adjournment is required to obtain the Company Stockholder Approval (including to allow additional time to solicit additional proxies); or (iii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that, if the Stockholders’ Meeting is postponed or adjourned pursuant to clause (i), (ii), or (iii) of this sentence to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Stockholders’ Meeting has been postponed or adjourned. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Charter Documents. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one time (for a reasonable time as determined by Parent, and not to exceed ten (10) Business Days in the aggregate but not past the date that is five (5) Business Days prior to the Outside Date) in the event that such postponement or adjournment is required to obtain the Company Stockholder Approval (including to allow additional time to solicit additional proxies), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Merger, which have not been withdrawn, such that the condition in Section 7.01(a) will be satisfied at such meeting. Unless a Change in Company Board Recommendation has occurred pursuant to Section 5.02 or this Agreement has been terminated pursuant to Section 8.01, the Company shall use reasonable best efforts to solicit proxies in favor of the approval of this Agreement. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Change in Company Board Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent (or, in case the proxy solicitor or such other agent of the Company does not so advise Parent, shall advise Parent (to the extent the relevant information is in its possession)) at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval; provided that this sentence shall not apply in the event that there shall have been a Change in Company Board Recommendation that has not been publicly withdrawn. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d)            Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors or Parent or any of its Affiliates or its or their respective officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as applicable, shall promptly inform Parent or the Company, respectively. Each of Parent, Silk USA, Merger Sub and the Company agree to use reasonable efforts to correct any material information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.02      Access to Information; Confidentiality. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, and subject to applicable Law and the Confidentiality Agreement (as defined below), the Company shall (and the Company shall cause its Subsidiaries to), solely in connection with the consummation of the Merger and the other transactions contemplated hereby, including any post-closing integration, subject to applicable Law, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access as promptly as practicable (including for the purpose of coordinating transition planning related to the matters contemplated in this Agreement), during normal business hours and upon reasonable prior notice to the Company, to all of the Company’s and its Subsidiaries’ properties, personnel, Contracts, books and records as Parent may from time to time reasonably request, and during such period, the Company shall (and the Company shall cause its Subsidiaries to) furnish as promptly as practicable to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws other than such documents publicly filed with or furnished to the SEC (provided that the Company will promptly notify Parent of any such filing), and (ii) all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. All requests for information made pursuant to this Section 6.02 shall be directed to an executive officer of the Company or other person designated by the Company in writing. Notwithstanding any of the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by their respective employees of their normal duties, and the Company and its Subsidiaries shall not be required to conduct, or permit Parent or any of its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to conduct, any invasive environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media at or relating to any Leased Real Property. Furthermore, notwithstanding anything to the contrary in this Section 6.02, the Company shall not be required to provide Parent or its Representatives with access to or to disclose information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business, (b) the disclosure of which would violate any applicable Law or duty, (c) that is subject to any attorney-client, attorney work product doctrine or any other applicable privilege concerning pending or threatened Proceedings or governmental investigations or (d) that in the reasonable, good faith judgment of the Company is competitively sensitive; provided, in the case of clauses (a)–(d), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without creating the issues described in such clauses (including if applicable pursuant to the use of “clean room” arrangements pursuant to which certain Representatives of Parent and the Company could be provided access to such information), and to keep Parent reasonably informed of the type and nature of the information that the Company reserves from providing to Parent or its Representatives pursuant to clauses (a)–(d) of this sentence (to the extent such disclosure is not prohibited under applicable Law or the applicable confidentiality agreement). If any of the information or material furnished pursuant to this Section 6.02 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. No information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent, Silk USA and Merger Sub to consummate the Merger and the other transactions contemplated hereby, or the remedies available to the parties hereunder. Without limiting the generality of this Section 6.02, the Company and Parent, as each deems advisable and necessary, after consultation with their respective outside legal counsel, may reasonably designate competitively sensitive information and documents as “Outside Counsel Only Information.” Such information and documents shall only be provided to the outside legal counsel of the Company or Parent (as the case may be), or subject to such other similar restrictions mutually agreed to by the Company and Parent, and subject to any amendment, supplement or other modification to the Confidentiality Agreement (as defined below) or additional confidentiality or joint defense agreement between or among the Company and Parent; provided, however, that, subject to any applicable Laws relating to the exchange of information, and in a manner that is not reasonably likely to waive any applicable legal privilege, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client. The Parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of November 1, 2022 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with their terms (as such terms may have been amended), except as expressly modified herein, and, for the avoidance of doubt, all information and documents disclosed or otherwise made available to Parent pursuant to this Section 6.02 or otherwise in connection with this Agreement shall be governed by the terms and conditions thereof.

Section 6.03      Efforts; Approvals; Transaction Litigation.

(a)            Upon the terms and subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement. Each of the Parties shall cooperate in good faith with any Governmental Authority and undertake as promptly as reasonably practicable any and all actions required to complete the transactions contemplated by this agreement expeditiously and lawfully. Without limiting the generality of the foregoing, each of the Parties agrees to use its reasonable best efforts to: (i) take all actions necessary to cause (A) in the case of the Company, the conditions to the Closing set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of Parent, Silk USA and Merger Sub, the conditions to the Closing set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary, Orders and Governmental Authorizations of any U.S. Governmental Authority or Governmental Authority pursuant to the Foreign Merger Control Laws (including, but not limited to, the jurisdictions set forth in Part 6.03(a) of the Disclosure Letter (the “Specified Foreign Merger Control Laws”)), make all necessary registrations, declarations and filings with, and provide all necessary notices to, any U.S. Governmental Authority (including pursuant to the HSR Act) or any Governmental Authority pursuant to the Foreign Merger Control Laws, including CFIUS and the DDTC; (iii) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, CFIUS, ITAR and NSIA, (iv) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the Outside Date), and (v) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of the efforts referenced in Section 6.03(a) to obtain all necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to the HSR Act and each Specified Foreign Merger Control Law, each Party shall use its reasonable best efforts to: (i) make the appropriate filings under (A) the HSR Act, which shall be made within ten (10) Business Days of the date of this Agreement, and (B) each Specified Foreign Merger Control Law, each of which filings shall be made formally or in draft form (where pre-filing consultation is required) as soon as reasonably practicable but in no event later than thirty (30) Business Days following the date of this Agreement; (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act or any Foreign Merger Control Law and to take other action necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods and the receipt of any applicable Governmental Authorizations under the HSR Act or any Foreign Merger Control Law as soon as practicable; (iii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other material communications (including the receipt of any no-action, action, clearance, consent, approval or waiver) received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) provide the other Party with any material communications received from the FTC, the DOJ, or any other Governmental Authority, permit the other Party to review and provide input on any submissions to or material communications with the FTC, the DOJ or any other Governmental Authority, and consult with each other in advance of any substantive meeting or conference with the FTC, the DOJ or any other Governmental Authority, or, in connection with any Proceeding by a private party, with any other person, make available the Representatives of such Party as may be reasonably necessary for attendance by such Representatives in person at such meetings and conferences, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with the any Antitrust Law. Each Party shall consider in good faith any input or comments provided by the other Party regarding any material communications with or submissions to the FTC, the DOJ, or any other Governmental Authority. Parent shall, or shall cause Silk USA to, pay all filing fees incurred in connection with filings made in connection with this Section 6.03(b).

(c)            Pursuant to the DPA, the Company shall, and shall cause its controlled Affiliates to, and Parent shall, and shall cause its controlled Affiliates to, cooperate to prepare and file with CFIUS: (1) a draft joint voluntary notice with respect to the Merger and the other transactions contemplated by this Agreement (the “Draft CFIUS Notice”) as soon as practicable following (and in any event within 20 Business Days) the date of this Agreement, and (2) the CFIUS Notice as soon as practicable following the receipt of CFIUS’s comments on the Draft CFIUS Notice or confirmation by CFIUS that it has no comments. Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith, the views of the other Party in connection with, any proposed written communication to CFIUS pertaining to the substance of the CFIUS Notice or substantive matters related to the CFIUS process, and any Party engaging in telephonic discussions with CFIUS shall promptly inform the other Party of such discussion; provided that this Section 6.03(c) shall not apply to the extent such communications (i) involve confidential business information, or (ii) relate purely to administrative matters such as the scheduling of calls, submission logistics, and non-substantive process steps. No Party shall independently participate in any in-person meeting or video conference with any Governmental Authority with respect to any filings, review, investigation or other inquiry without giving the other Party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Parent shall, or shall cause Silk USA to, pay all filing fees incurred in connection with the filing of a CFIUS Notice. Notwithstanding anything in this Agreement to the contrary, in no event shall any of Parent, Silk USA or Merger Sub be required to take, and the Company shall not take (without the prior written consent of Parent), any actions required or requested by CFIUS that limits or could be expected to limit the right of Parent to own or operate all or any portion of the businesses, product lines, or assets of Parent or Subsidiaries of Parent, or the Company or the Subsidiaries of the Company, except for any such actions required or requested by CFIUS that would not be material to Parent, the Company or the benefits of the Merger reasonably expected to be received by Parent (it being understood and agreed that the actions set forth on Part 6.03(c) of the Disclosure Letter are not material to Parent, the Company or the benefits of the Merger reasonably expected to be received by Parent), provided such actions do not take effect until the Closing.

(d)            Notwithstanding anything in this Agreement to the contrary, in no event shall any of Parent, Silk USA or Merger Sub be required to take, and the Company shall not take (without the prior written consent of Parent), any actions required or requested by any non-CFIUS Governmental Authority, including the FTC or DOJ, that limits or could be expected to limit the right of Parent to own or operate all or any portion of the businesses, product lines, or assets of Parent or Subsidiaries of Parent, or the Company or the Subsidiaries of the Company, including, but not limited to, (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, assets, categories of assets or businesses of the Company its Subsidiaries, Parent or its Subsidiaries; (ii) terminating, amending, or modifying existing relationships, contractual rights or obligations of the Company or its Subsidiaries; (iii) terminating, amending, or modifying any venture or other arrangement of the Company or its Subsidiaries; (iv) agreeing to any undertaking affecting or creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (v) agreeing to any limitation on the ability of Parent, the Company or any of their respective Subsidiaries or Affiliates to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their respective Subsidiaries or Affiliates or (vi) effectuating any other change or restructuring of the Company or its Subsidiaries, except for any such actions required or requested by such Governmental Authority that would not be material to the Company, Parent or the benefits of the Merger reasonably expected to be received by Parent, provided such actions do not take effect until the Closing (collectively, a “Burdensome Condition”).

(e)            In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority, including but not limited to the FTC, DOJ, or CFIUS, challenging the transactions contemplated by this Agreement, each of the Parties shall cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing.

(f)            Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain any approval or consent required from the other party (other than the Company’s Subsidiaries) as a result of the Merger to any material Company Contract or Company Lease listed on Part 6.03(f) of the Disclosure Letter, and use commercially reasonable efforts to effect the other items listed in Part 6.03(f) of the Disclosure Letter; provided, that (i) the Company shall not be required to pay any fee to any such other party for the purposes of obtaining any such approval or consent or effecting such other items, (ii) the Company shall not pay any fee for purposes of obtaining any such approval or consent or effecting such other items without Parent’s prior written consent, and (iii) the failure to obtain any such approval or consent or effect any such other items, in and of itself, shall not in any case be taken into account as to whether any of the conditions set forth in Article VII have been satisfied. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations pursuant to this Section 6.03(f) that is not conditioned upon consummation of the Merger. Parent agrees that it will cooperate in good faith with the Company in connection with the Company’s efforts under this Section 6.03(f).

(g)            Prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, the Company shall promptly advise Parent in writing of any Transaction Litigation, shall keep Parent reasonably informed regarding any such Transaction Litigation, and permit Parent and its Representatives to participate in (but not control), the defense, negotiation or settlement of any Transaction Litigation, and shall give consideration to Parent’s reasonable advice with respect to such Transaction Litigation. With respect to any settlement in connection with any Transaction Litigation which is proposed to be settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies)), no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)            Each of the Parties shall reasonably cooperate with the others in taking, or causing to be taken, all actions and doing, or causing to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE American to cause the delisting of the Company and of the Company Common Stock from the NYSE American as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting provided that any such delisting or deregistration shall be conditional upon and shall occur after the Effective Time.

(i)            Within twenty (20) Business Days of the date of this Agreement, the Company shall make any amendments to its Company Benefit Plans necessary to permit the treatment of equity rights described in Section 2.04.

(j)            Pursuant to the ITAR, the Company and Parent shall cooperate to timely prepare and submit the ITAR Notice to DDTC as soon as practicable (and in any event within twenty (20) Business Days). The Company shall be responsible for preparation and submission of the ITAR Notice, and Parent shall promptly provide the Company with all necessary information related thereto or related to any other filings as required of the Company under the ITAR.

Section 6.04      State Takeover Laws. Assuming the accuracy of the representations and warranties of Parent, Silk USA and Merger Sub set forth in Section 4.07, if any Takeover Law becomes or may purport to be applicable to the Merger or any other transaction contemplated by this Agreement, then each of Parent and the Company and their respective boards of directors, as applicable, shall take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and therein and otherwise act to lawfully eliminate, or, if not possible, minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 6.04 shall be construed to permit Parent, Silk USA or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement. No Change in Company Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 6.05      Director and Officer Insurance.

(a)            For six (6) years after the Effective Time, Parent and Silk USA shall cause the Company, the Surviving Corporation or any of their respective Subsidiaries, as the case may be, including by providing sufficient funds to the Company, the Surviving Corporation or any of such respective Subsidiaries, as the case may be, to satisfy their obligations under this Section 6.05, in each case subject to the limitations of applicable Law or the Company Charter Documents or Subsidiary Charter Documents, to ensure that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company and its Subsidiaries, and the fiduciaries currently indemnified under benefit plans of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as provided in their respective charter and organizational documents or other agreements providing indemnification, advancement or exculpation (in any such case, so long as such agreements were made available to Parent prior to the date hereof or are entered into after the date hereof in accordance with Part 5.01(b)(iv) of the Disclosure Letter), shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Effective Time in accordance with their terms. If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns shall: (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, Parent shall ensure that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

(b)            The Company shall be permitted to, at or prior to the Effective Time (and if the Company does not, then Parent shall or shall cause the Surviving Corporation to, effective as of the Effective Time), purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, for the benefit of the Indemnified Parties from insurance carriers with comparable credit ratings, covering, without limitation, the Merger, and Parent shall and shall cause the Surviving Corporation to maintain such prepaid policy for the duration thereof; provided, however, that the cost of such “tail” policy shall in no event exceed 300% of the amount of the last annual premium paid by the Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 300% of current annual premiums, the Surviving Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to 300% of current annual premiums.

(c)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ rights to indemnification, advancement of expenses and exculpation by the Company as provided in the Company Charter Documents for any of the Company’s directors, officers or other employees, it being understood and agreed that the provisions of this Section 6.05 are not prior to or in substitution for, but rather in addition to, any such existing rights.

The Indemnified Parties shall be third-party beneficiaries of this covenant, which is intended to be for the benefit of, and shall be enforceable by, such Indemnified Parties and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which any Indemnified Parties under this Section 6.05 is entitled, whether pursuant to Law, contract or otherwise, all of which shall survive consummation of the Merger, continue in full force and effect and are intended to benefit, and shall be enforceable by, each Indemnified Parties. The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Parties without the consent of such Indemnified Parties. Notwithstanding anything herein to the contrary, if any Indemnified Parties notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such person may seek indemnification or insurance pursuant to this Section 6.05, the provisions of this Section 6.05 shall continue in effect with respect to such matter until the final disposition of all Proceedings relating thereto.

Section 6.06      Public Announcements. The initial press release with respect to the execution and delivery of this Agreement, the Merger and the other transactions contemplated hereby shall be a joint press release, the text of which is to be reasonably agreed upon by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements, disclosures, filings or communications (including any filings with the SEC related to the Merger) with respect to the Merger and the other transactions contemplated hereby, and shall consider in good faith the reasonable comments of the other Party, and shall not issue any such press release or make any such public statement, disclosure, filing or communication prior to such consultation, except (a) as may be required by applicable Law (including, in the case of the Company, by the directors’ fiduciary duties, it being expressly understood that nothing herein shall be construed as a modification or limitation of Section 5.02), court process or by obligations pursuant to any listing agreement with or rules of any applicable national securities exchange, interdealer quotation service or trading market, (b) with respect to any Change in Company Board Recommendation made in compliance with Section 5.02(d) of this Agreement or (c) as otherwise required by this Agreement, in which case the Party required to make the release or announcement shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final determination of the disclosure requirements under applicable Law shall be made by the disclosing Party after consultation with its outside legal counsel). Notwithstanding the foregoing, Parent and the Company may make public statements (a) so long as any such statement is substantially consistent with previous public statements, disclosures or communications permitted by this Section 6.06 and (b) in a legal proceeding where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

Section 6.07      Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities with respect to Company Securities and Company Equity Awards) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.08      Merger Sub and Surviving Corporation. Parent shall cause Silk USA to, and Parent and Silk USA shall cause Merger Sub (and, after the Effective Time, the Surviving Corporation) to, take all action necessary to perform their respective obligations under this Agreement.

Section 6.09      Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; (b) any actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; (c) upon becoming aware of the occurrence or the impending occurrence of any Effect relating to the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (d) upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case, to the extent the conditions in Section 7.02(a) or Section 7.02(b) shall not be satisfied as of such time; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not (i) cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, or any non-compliance with any covenant, obligation or other provision of this Agreement, or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.09 shall not be taken into account for purposes of determining whether the conditions referred to in Article VII shall have been satisfied or whether any Party has any right to terminate this Agreement pursuant to Article VIII.

Section 6.10      Credit Facility.

(a)            Payoff Letters. The Company shall use commercially reasonable efforts to obtain and deliver to Parent, at least two (2) Business Days prior to the anticipated Closing Date, an executed payoff letter with respect to the Existing Revolver in customary form which shall be effective as of the Effective Time (subject only to delivery of funds as arranged by Parent at the Closing), which shall include a customary release of any Liens on or other security interests in the properties and assets of the Company and its Subsidiaries securing all obligations under the Existing Revolver; provided that the failure to obtain such payoff letter, in and of itself, shall not in any case be taken into account as to whether any of the conditions set forth in Article VII have been satisfied.

(b)            Payment. At the Closing, Parent shall, or shall cause Silk USA to, repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all Indebtedness outstanding under the Existing Revolver (including, for the avoidance of doubt, any and all prepayment or similar fees), by wire transfer of immediately available funds as directed by the payoff letter for the Existing Revolver.

Section 6.11      Employee Matters.

(a)            During the period commencing at the Effective Time and ending on the last day of the calendar year following the Effective Time, Parent shall cause the Surviving Corporation (or its Subsidiaries, as appropriate) to provide to each employee of the Surviving Corporation and its Subsidiaries (other than any employee represented by a labor organization or covered by any Collective Bargaining Agreement) as of the Effective Time (each such an employee, a “Covered Employee”) for so long as such Covered Employee continues to be employed during such period by Parent, the Surviving Corporation or any of its Subsidiaries (i) a base salary or base wage rate and target cash bonus opportunities that are, in each case, no less than that provided to such Covered Employee immediately prior to the Effective Time and (ii) other employee benefits (excluding any compensation or benefits related in any way to equity ownership of the Company or any of its Subsidiaries) that are substantially comparable in the aggregate to those provided to a Covered Employee immediately prior to the Effective Time, provided, that none of Parent, the Surviving Corporation or any of their respective Subsidiaries shall be required to take into account any defined benefit pension plans or equity-related awards in determining whether employee benefits are substantially comparable in the aggregate.

(b)            To the extent that Parent modifies any coverage or benefit plan in which any employee of the Surviving Corporation and its Subsidiaries (each such employee, a “Continuing Employee”) participates, Parent or any of its Subsidiaries (including the Company and any Subsidiaries thereof) shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Subsidiaries to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions were inapplicable or waived under a comparable Company Benefit Plan or Foreign Benefit Plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, to the extent the expense would have been taken into account under a similar Company employee benefit plan, and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Benefit Plan or Foreign Benefit Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent.

(c)            If requested in writing by Parent at least five (5) Business Days prior to the Effective Time, as of no later than one (1) day prior to the Effective Time, the Company shall terminate the eMagin Corporation 401(k) plan (the “Company 401(k) Plan”). The Company shall provide Parent with evidence that such plan has been terminated in accordance with this Section 6.11(c) pursuant to resolutions of the Board of Directors of the Company or such Subsidiary, as the case may be, to be delivered to Parent within fifteen (15) days prior to the Effective Time. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. In the event of such a termination, Parent shall use commercially reasonable efforts to (i) make available a 401(k) plan of the Parent or its applicable Affiliate (the “Parent 401(k) Plan”) for the benefit of the Continuing Employees who were eligible to participate in a Company 401(a) Plan immediately prior to the Closing Date, and (ii) allow Continuing Employees to make eligible rollover contributions to the Parent 401(k) Plan account balances (in cash and in loan notes evidencing loans to such Continuing Employees as of the date of distributions) from the applicable Company 401(k) Plan, in each case as soon as practicable following the Closing Date.

(d)            The provisions of this Section 6.11 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current, former, or retired employee, officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries, Parent or any of its Affiliates, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.11) under or by reason of any provision of this Agreement, including, without limitation, any rights to continued employment or service with Parent, the Surviving Corporation or any of their Subsidiaries. Notwithstanding anything in this Section 6.11 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Foreign Benefit Plan maintained by the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or Foreign Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

Section 6.12      Exercise of Warrants. Prior to the Effective Time, the Company shall request the holders of the Company Warrants to exercise the Company Warrants as of the Effective Time and shall use its commercially reasonable efforts to seek such exercise by the holders of the Company Warrants; provided, that the Company shall not be required to pay any fees, other amounts or give anything of value to any such holder or any other person in connection with seeking any such exercise; provided, further, that the failure of any such holder to exercise or agree to exercise any Company Warrant, in and of itself, shall not in any case be taken into account as to whether any of the conditions set forth in Article VII have been satisfied.

Section 6.13      FIRPTA. At or prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Parent (i) a copy of the notice filed with the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h), and (ii) a properly executed certificate of the Company complying with the terms of Treasury Regulation Section 1.1445-2(c)(3), certifying that an interest in the Company does not constitute a U.S. real property interest within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, provided, however, that that the sole remedy of Parent for the Company’s failure to provide such notice and certificate to Parent shall be to withhold, or cause to be withheld, Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with Section 2.03(h); provided further, that the Parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.13 shall not be taken into account for purposes of determining whether the conditions referred to in Article VII shall have been satisfied.

Section 6.14      Proprietary Information and Inventions Assignment Agreement. At or prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause (a) each employee of the Company as of the date hereof to enter into and execute a Confirmatory Assignment Agreement in a form reasonably satisfactory to Parent, and (b) each person who becomes an employee of the Company after the date hereof and prior to the Effective Time, to enter into and execute a Proprietary Information and Inventions Assignment Agreement, in a form reasonably satisfactory to Parent, effective as of such employee’s first date of employment or service, in each case, without exclusions thereto; provided that the failure to obtain any such Confirmatory Assignment Agreements and/or Proprietary Information and Inventions Assignment Agreements, in and of itself, shall not in any case be taken into account as to whether any of the conditions set forth in Article VII have been satisfied.

Section 6.15      Termination of At the Market Offering Agreement. At or prior to the Effective Time, the Company shall deliver a notice to terminate the At the Market Offering Agreement, dated as of November 18, 2021, by and between the Company and H.C. Wainwright & Co., LLC, in accordance with Section 8(a) of such agreement, effective as of the Effective Time and subject to the consummation of the Merger.

Article VII

Conditions Precedent

Section 7.01      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Governmental Approvals.

(i)            Any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all applicable waiting periods and Governmental Authorizations required under the Specified Foreign Merger Control Laws shall have expired or been obtained.

(ii)           CFIUS Clearance shall have been obtained.

(iii)          ITAR Clearance shall have occurred.

(iv)          NSIA Clearance shall have been obtained.

(c)            No Injunctions or Other Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order after the date of this Agreement that remains in effect and that makes illegal, enjoins or otherwise prohibits the consummation of the Merger.

Section 7.02      Conditions to Obligation of Parent, Silk USA and Merger Sub to Effect the Merger. The obligations of Parent, Silk USA and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent, Silk USA and Merger Sub, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) (Due Organization and Qualification; Subsidiaries), Section 3.04 (Authority; Binding Nature of Agreement), Section 3.15(o) (Intellectual Property; Data Security and Data Privacy), Section 3.23 (Brokers and Other Advisors) and Section 3.24 (Opinion of Financial Advisors) shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such date); (ii) each of the representations and warranties of the Company set forth in the first two sentences, and the last sentence, of Section 3.03(a) and the first sentence of Section 3.03(b) (Capital Structure) shall be true and correct in all respects (except for any inaccuracies in the representations and warranties set forth in the first two sentences, and the last sentence, of Section 3.03(a) and the first sentence of Section 3.03(b) (Capital Structure) that are de minimis) on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct (except for any inaccuracies that are de minimis) as of such date); (iii) the representation and warranty in Section 3.07(b) (Absence of Certain Changes or Events) is true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, solely with respect to this clause (iv), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Company Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            No Material Adverse Effect. Since the date of this Agreement through the Closing Date, no Effect shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)            Certificate. Parent shall have received a certificate executed by the principal executive officer or principal financial officer of the Company confirming that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) shall have been duly satisfied.

Section 7.03      Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of Parent, Silk USA and Merger Sub set forth in Section 4.01(a) (Organization, Standing and Corporate Power) and Section 4.02 (Authority; Binding Nature of Agreement) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), and (ii) each of the other representations and warranties of Parent, Silk USA and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, solely with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent, Silk USA and Merger Sub. Each of Parent, Silk USA and Merger Sub shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            Certificate. The Company shall have received a certificate executed by the principal executive officer of Parent confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) shall have been duly satisfied.

Section 7.04      Frustration of Conditions Precedent. Notwithstanding anything herein to the contrary, (a) the Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by its material breach of its obligations under this Agreement, and (b) none of Parent, Silk USA or Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by Parent’s, Silk USA’s or Merger Sub’s material breach of any of their respective obligations under this Agreement.

Article VIII

Termination, Amendment and Waiver

Section 8.01      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company if:

(i)            the Effective Time shall not have occurred on or before the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent relating to the matters set forth in Section 7.01(b)) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended one time, and only one time, for ninety (90) days from the twelve (12) month anniversary of this Agreement and such date shall become the Outside Date for purposes of this Agreement; and provided further that, the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is primarily caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement (it being understood that for the purposes of this Section 8.01(b)(i) any such breach by Merger Sub shall be deemed such a breach by Parent);

(ii)            a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is primarily caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided further that, the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.03 (it being understood that for purposes of this Section 8.01(b)(ii) any such breach by Merger Sub shall be deemed such a breach by Parent); or

(iii)            at the Stockholders’ Meeting (including any adjournment or postponement thereof) where the Merger is voted upon, the Company Stockholder Approval shall not have been obtained;

(c)            by Parent, if: (i) there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement; or (ii) the Company has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform: (A) would result in the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); and (B) is not capable of being cured by the earlier of the Outside Date and the date that is thirty (30) Business Days following written notice from Parent to the Company describing such breach or failure in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent, Silk USA or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, which breach would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) as of such time;

(d)            by the Company, if: (i) there shall be any breach or inaccuracy in any of Parent’s, Silk USA’s or Merger Sub’s representations or warranties set forth in this Agreement; or (ii) any of Parent, Silk USA or Merger Sub has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform: (A) would result in the failure of any condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); and (B) is not capable of being cured by the earlier of the Outside Date and the date that is thirty (30) Business Days following written notice from the Company to Parent describing such breach or failure in reasonable detail; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, which breach would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) as of such time;

(e)            by Parent, if a Change in Company Board Recommendation shall have occurred; or

(f)            by the Company, at any time prior to the time the Company Stockholder Approval shall have been obtained, but not after, subject to material compliance with Section 5.02(e), in order to enter into an Acquisition Agreement providing for a Superior Proposal (it being understood that the Company shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal concurrently with the termination of this Agreement); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if such Superior Proposal resulted from a material breach by the Company of Section 5.02; and provided, further, that the Company Termination Fee pursuant to Section 8.03(b) is paid prior to or concurrently with the termination of this Agreement by the Company pursuant to this Section 8.01(f).

Section 8.02      Effect of Termination. Any Party terminating this Agreement pursuant to Section 8.01 shall give written notice of such termination to each other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become null and void and of no effect without any liability or obligation on the part of any Party to this Agreement (or any Parent Related Party or Company Related Party); provided, however, that the provisions of the last sentence of Section 6.02, this Article VIII, Article IX, and Article X shall survive such termination. Notwithstanding anything herein to the contrary, no termination of this Agreement pursuant to Section 8.01 shall relieve any Party from any liability or damages resulting from fraud as determined by a court of competent jurisdiction pursuant to a final and non-appealable judgment, or Willful Breach prior to such termination by any Party hereto. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.09 in lieu of terminating this Agreement pursuant to Section 8.01.

Section 8.03      Termination Fees and Expenses.

(a)            If this Agreement is terminated: (i) by Parent pursuant to Section 8.01(e); or (ii) by Parent or the Company pursuant to Section 8.01(b)(iii) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.01(e), then, in each case, the Company shall pay (or cause to be paid) to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds within two (2) Business Days following the date of any such termination by Parent and prior to or concurrently with any such termination in the case of termination by the Company.

(b)            If the Company terminates this Agreement pursuant to Section 8.01(f), the Company shall pay (or cause to be paid) to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, immediately before or concurrently with such termination.

(c)            If: (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), or (B) by Parent pursuant to Section 8.01(c); and (ii) (A) at any time after the date of this Agreement and prior to such termination (or, in the case of a termination pursuant to Section 8.01(b)(iii), prior to the date of such Company Stockholders’ Meeting), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and not publicly withdrawn, and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal which is thereafter consummated or any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal (or the person making such Acquisition Proposal) is the same as the original Acquisition Proposal made (or person making the original Acquisition Proposal), publicly made known or publicly announced), then, in any such event, the Company shall pay (or cause to be paid) to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds prior to or on the date the Company consummates such Acquisition Proposal; provided that for purposes of this clause (B) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(d)            Each of Parent and the Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails timely to pay (or cause to be paid) the fee due pursuant to this Section 8.03, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay (or cause to be paid) to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e)            The Parties agree that in no event shall the Company be required to pay or (cause to be paid) the Company Termination Fee on more than one occasion.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Parent receives payment of the Company Termination Fee pursuant to Section 8.03(a), Section 8.03(b), or Section 8.03(c), the Company Termination Fee shall, subject to Section 8.02 and Section 10.09, and except for fraud or Willful Breach, constitute the sole and exclusive remedy of Parent, Silk USA and Merger Sub against the Company, any of its Subsidiaries and any Company Related Party for all losses and damages suffered as a result of this Agreement the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, neither the Company nor any of its Subsidiaries or any Company Related Party shall have any further liability or obligation to Parent, Silk USA, Merger Sub or any Parent Related Party relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise.

Section 8.04      Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval shall have been obtained; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.05      Extension; Waiver. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso to the first sentence of Section 8.04 and only to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Article IX

Definitions

Section 9.01      Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (a) with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that it need not include a “standstill” or similar provision, (b) that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counter-party’s fees, costs or expenses of any nature, and (c) that does not prohibit the Company’s compliance with the provisions of this Agreement.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, option agreement, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or other similar definitive agreement related to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

“Acquisition Proposal” means any inquiry, bid, proposal or offer from any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) (other than from Parent or any of its Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, (a) assets of the Company or any of its Subsidiaries (including capital stock of Subsidiaries of the Company) whether by asset acquisition, joint venture or otherwise that account for 15% (based on the fair market value) or more of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or from which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) 15% or more of the outstanding Company Capital Stock on an as-converted basis (or 15% or more of the respective voting power thereof on an as-converted basis) or the capital stock or voting power of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity (including if such ownership is through the equity holders of any such parent) pursuant to a merger, consolidation or other business combination, tender offer, exchange offer, binding share exchange, purchase or sale of capital stock, liquidation, dissolution, recapitalization or similar transaction, or (c) any combination of the foregoing.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.21.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Merger Control Law and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that “Antitrust Law” specifically excludes any laws related to CFIUS).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04(b).

“Book Entry Shares” has the meaning set forth in Section 2.03(b).

“Burdensome Condition” has the meaning set forth in Section 6.03(d).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

“Capitalization Date” has the meaning set forth in Section 3.03(a).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Certificate of Merger” has the meaning set forth in Section 1.03.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting on its behalf.

“CFIUS Clearance” means (i) written notice from CFIUS to the effect that either (A) the Merger and the other transactions contemplated by this Agreement are not subject to the DPA, or (B) CFIUS has determined that there are no unresolved national security concerns with respect to the Merger and the other transactions contemplated by this Agreement and has concluded all action under the DPA; or (ii) if CFIUS has sent a report to the President of the United States of America requesting the President’s decision with respect to the Merger and the other transactions contemplated by this Agreement, the President of the United States of America has announced a decision not to suspend or prohibit such transactions pursuant to his authorities under the DPA.

“CFIUS Notice” means a joint notice with respect to the Merger and the other transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“Change in Company Board Recommendation” has the meaning set forth in Section 5.02(d).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” has the meaning set forth in Section 3.12(a).

“Code” means Internal Revenue Code of 1986, as amended from time to time.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.09(b)(ii).

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.11(c).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2022 set forth in the Company’s annual report on Form 10-K filed with the SEC on March 10, 2023.

“Company Balance Sheet Date” means December 31, 2022.

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.04(a).

“Company Bylaws” has the meaning set forth in Section 1.05(b).

“Company Capital Stock” means, collectively, Company Common Stock and Company Preferred Stock, including Company Series B Convertible Preferred Stock.

“Company Certificate of Incorporation” has the meaning set forth in Section 1.05(a).

“Company Charter Documents” has the meaning set forth in Section 3.02.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of any of the Company or its Subsidiaries is bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation.

“Company Equity Awards” means, collectively, all Company Stock Options and Company RSUs granted under any Company Stock Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Company Leases” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects: (a) prevents or materially interferes with the consummation by the Company of the Merger by the Outside Date in accordance with the terms hereof or applicable Law; or (b) has had a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in the case of clause (b) above, no Effect resulting from, arising out of or relating to any of the following shall be deemed to constitute or contribute to, alone or in combination, or taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) general economic, securities, currency, credit, capital, commodities or financial markets (including changes in the prices of commodities) or general economic, political, geopolitical, or regulatory conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates; (ii) general changes, developments or conditions in the industries in which the Company or its Subsidiaries operate or the industries to which the Company and its Subsidiaries sell their products, solutions and services, including, but not limited to, changes in Governmental Authority funding level or program changes; (iii) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, including any COVID-19 Measures, or (C) (1) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, cyber-attacks, data breaches, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) or (2) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof, including, in all cases of this clause (iii), the response of any Governmental Authorities thereto; (iv) (A) any change in applicable Law or GAAP (or the interpretation thereof) or (B) any change in the regulatory accounting requirements applicable to the industries in which the Company or its Subsidiaries operate or to which the Company or its Subsidiaries sell their respective products, solutions and services (or the interpretation thereof), including, in the case of both (A) and (B), any actions taken to comply with any such changes; (v) a change in the market price or trading volume of the Company’s Common Stock; (vi) any failure by the Company and its Subsidiaries to meet internal or published budgets or internal or analysts’ projections, predictions or forecasts for any period or any change in the Company’s credit rating; (vii) (A) any action taken (or omitted to be taken) by Parent or its Affiliates or (B) any action taken (or omitted to be taken) by the Company or its Subsidiaries, if included in Part 5.01(a) of the Disclosure Letter, or if taken at Parent’s written request or with the consent of Parent or its Affiliates or which action or omission is required by Law; (viii) the announcement, pendency, or consummation of the Merger or the other transactions contemplated by this Agreement or the identity of Parent or its Affiliates, or any facts or circumstances relating to Parent, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company or its Subsidiaries with clients, customers, resellers, employees (including the departure or termination of any officer, director, employee or independent contractor of the Company or its Subsidiaries), suppliers, vendors, service providers, counterparties or Governmental Authorities; (ix) any litigation or other Proceeding brought in connection with this Agreement or any of the transactions contemplated hereby, including breach of fiduciary duty or inadequate disclosure claims, or (x) any of the matters set forth in Part 9.01(c) of the Disclosure Letter under the heading “Company Material Adverse Effect”; provided that, in the cases of clauses (i), (ii), (iii) or (iv), such Effect that is not otherwise excluded from this definition may be taken into account if and to the extent (but only to the extent), individually or in the aggregate with any other Effect, it materially and disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); and provided, further, with respect to clauses (v) and (vi), the underlying cause of such change or failure that is not otherwise excluded from this definition may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Preferred Stock” has the meaning set forth in Section 3.03(a).

“Company Products” means all products that have been made commercially available by or on behalf of the Company or any of its Subsidiaries, or are under development and the Company or any of its Subsidiaries intends to make commercially available within twenty-four (24) months after the date of this Agreement.

“Company Registered IP” has the meaning set forth in Section 3.15(a).

“Company Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, stockholders, managers, members or Affiliates of each of the Company and any of its Subsidiaries.

“Company RSUs” has the meaning set forth in Section 2.04(b).

“Company SEC Documents” has the meaning set forth in Section 3.06(a).

“Company Securities” has the meaning set forth in Section 3.03(b).

“Company Series B Convertible Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as “Series B Convertible Preferred Stock”.

“Company Software” has the meaning set forth in Section 3.15(l).

“Company Stock Certificate” has the meaning set forth in Section 2.03(b).

“Company Stock Options” has the meaning set forth in Section 3.03(a).

“Company Stock Plans” means the Company’s 2008 Incentive Stock Plan, 2011 Incentive Stock Plan, 2013 Incentive Stock Plan, 2017 Stock Option and Incentive Plan, 2019 Employee and Consultant Stock Option and Incentive Plan and 2019 Non-Employee Director Stock Option and Incentive Plan, each as amended, and any applicable award agreements thereunder (including any RSU Agreement).

“Company Stockholder Approval” has the meaning set forth in Section 3.04(a).

“Company Technology” means all Owned Technology and all Licensed Technology.

“Company Termination Fee” shall mean an amount equal to $9,000,000.

“Company Warrant Shares” means the shares of Company Capital Stock issued in connection with the deemed exercise of the Company Warrants immediately prior to the Closing pursuant to the Company Warrants.

“Company Warrants” means the warrants to purchase shares of Company Capital Stock, including the warrants set forth on Part 3.03(a) of the Disclosure Letter.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Continuing Employee” has the meaning set forth in Section 6.11(b).

“Contract” means any contract, subcontract, lease, permit, authorization, indenture, note, bond, mortgage, license, sublicense, franchise or other agreement or instrument, commitment, obligation or binding arrangement with respect to which there are continuing rights, liabilities or obligations, whether oral or in writing.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Employee” has the meaning set forth in Section 6.11(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendation by any Governmental Authority, including, but not limited to, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act (Pub. L. 116-127).

“DDTC” means the Directorate of Defense Trade Controls, U.S. Department of State.

“Delaware Secretary” has the meaning set forth in Section 1.03.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Letter” means the disclosure letter delivered by the Company to Parent, Silk USA and Merger Sub on the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.05(a).

“DOJ” has the meaning set forth in Section 6.03(b).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all interim or final rules and regulations issued and effective thereunder.

“Draft CFIUS Notice” has the meaning set forth in Section 6.03(c).

“EAR” has the meaning set forth in Section 3.19.

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Claims” means any administrative or judicial actions, suits, claims, Proceedings or written notices of noncompliance before, by or from any Governmental Authority alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any applicable Environmental Law or any Governmental Authorization issued thereunder.

“Environmental Law” means any applicable Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Award Amounts” means, collectively, all amounts payable pursuant to Section 2.04.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means all entities (whether or not incorporated) that would be treated together with any other entity as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Existing Revolver” means the Financing Agreement, dated as of December 29, 2016, by and between Rosenthal & Rosenthal, Inc. and the Company, as amended.

“Exploit” means to research, design, develop, implement, use, reproduce, modify and otherwise create improvements or derivative works based upon, make, have made, assemble, test, support, display, perform (whether publicly or otherwise), publish, transmit, broadcast, sell, offer to sell, import, distribute and otherwise dispose of, commercialize or exploit, or authorize any person to do any of the foregoing.

“Fairness Opinion” has the meaning set forth in Section 3.24.

“Filed Company Contract” has the meaning set forth in Section 3.09(a).

“Final Order” has the meaning set forth in the definition of “NSIA Clearance”.

“Foreign Benefit Plan” means each agreement, plan or arrangement that would, if maintained primarily for the benefit of individuals regularly employed inside the United States, constitute a Company Benefit Plan, that is instead maintained for the benefit of individuals regularly employed outside of the United States.

“Foreign Merger Control Laws” has the meaning set forth in Section 3.05(b).

“FTC” has the meaning set forth in Section 6.03(b).

“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“GDPR” has the meaning set forth in the definition of “Privacy Laws”.

“Government Contract” means (a) any Contract for the provision of goods or services, between the Company and a Governmental Authority, in which the Company is providing the goods or services, (b) any Contract between the Company and another Company, in the role of a higher-tier contractor, supporting a Governmental Authority end user, which flows down Federal Acquisition Regulation (FAR), Defense FAR Supplement, or other procurement-related compliance requirements from the higher-tier contractor’s Contract with a Governmental Authority; and (c) any Government Grant or Other Transaction Authority Agreement issued to the Company by a Governmental Authority.

“Government Grant” means any Contract between the Company, on the one hand, and a Governmental Authority, on the other, that either meets the definition of a “federal award” under Section 200.1, Title 2, Code of Federal Regulations, or that otherwise qualifies as a “grant” or “cooperative agreement” under Part 22, Title 32, Code of Federal Regulations.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, multinational, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court, arbitrator or other tribunal).

“Governmental Authorization” means any: (a) consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Inbound Intellectual Property Contracts” mean any Contracts pursuant to which the Company or any of its Subsidiaries has been granted a license or the right to Exploit any Licensed Intellectual Property or Licensed Technology of a third party, including all modifications, amendments and supplements thereto and waivers thereunder, other than Contracts providing for (a) the non-exclusive license to the Company or any of its Subsidiaries of commercially available software products licensed in object code form only on the licensor’s non-negotiated standard terms, (such as “click-wrap” or “shrink-wrap” software licenses), (b) the license to the Company or any of its Subsidiaries of any Open Source Software under the terms of a publicly available Open Source Software license, (c) the non-exclusive license to the Company or any of its Subsidiaries of any Intellectual Property or Technology that is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (d) the license of any Intellectual Property or Technology to the Company or any of its Subsidiaries from any employee, contractor, subcontractor, or consultant of the Company or any of its Subsidiaries, and (e) nondisclosure agreements entered into in the Ordinary Course of Business.

“Indebtedness” of any person means, without duplication: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by a note, bond, debenture, mortgage, debt security or similar instrument; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker’s acceptances issued for the account of such person; (c) all obligations of such person as lessee under leases which are required to be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all obligations of such person in the nature of overdrafts; (e) net liabilities of such person under all hedging obligations; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such person to pay the deferred purchase price of property or services (excluding open accounts extended by suppliers in connection with purchases of goods and services); (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock; (h) indebtedness (excluding prepaid interest thereon) secured by any Liens on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; (i) all obligations of such person under interest rate, currency or commodity derivatives; (j) solely with respect to the Company, all obligations under the Existing Revolver; and (k) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (j) above, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (k) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, and other charges with respect thereto.

“Indemnified Parties” has the meaning set forth in Section 6.05(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or not, including such rights in and to: (a) any patent (including all reissues, divisions, provisionals, continuations, continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent application, patent disclosure and other patent rights and any other Governmental Authority-issued indicia of invention ownership (collectively, “Patents”); (b) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing (collectively, “Marks”); (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software) (collectively, “Copyrights”); (d) any Internet domain names; and (e) any trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”).

“Intellectual Property Contracts” means the Inbound Intellectual Property Contracts and the Outbound Intellectual Property Contracts.

“Intervening Event” means any material Effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that (a) is not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof), (b) did not result from a breach of this Agreement by the Company or its Subsidiaries or any of their respective Representatives and (c) which Effect becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that none of the following shall constitute or be deemed to contribute to whether there has been an Intervening Event: (i) any changes in the market price or trading volume of the Company Common Stock (provided, however that the underlying cause of any such change may be taken into account in any such determination), (ii) the fact that the Company exceeds internal or published budgets, projections or forecasts for any period, or (iii) the receipt, existence of or terms of an Acquisition Proposal or Superior Proposal, or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal, or any inquiry related thereto or the consequences thereof.

“In-the-Money Option” means each Company Stock Option which has a per share exercise price that is less than the Per Share Merger Price.

“IRS” has the meaning set forth in Section 3.12(b).

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased, licensed or otherwise used by the Company and its Subsidiaries.

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130).

“ITAR Clearance” means sixty (60) days shall have elapsed following the submission of the ITAR Notice to the DDTC, or if such period has not elapsed, that DDTC has otherwise confirmed to the Company its non-objection to the consummation of the Merger and other transactions contemplated by this Agreement.

“ITAR Notice” means written notice to the DDTC by the Company pursuant to §122.4(b) of the ITAR of the change in “foreign ownership” of the Company, as that term is defined in the ITAR.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of the individuals set forth in Part 9.01(a) of the Disclosure Letter; and (b) with respect to Parent, Silk USA or Merger Sub, the actual knowledge of the individuals set forth in Part 9.01(b) of the Parent Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign, international or other law (including common law), statute, constitution, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Licensed Intellectual Property” means any and all Intellectual Property that is licensed or sublicensed to the Company or any of its Subsidiaries.

“Licensed Technology” means any and all Technology that is licensed or sublicensed to the Company or any of its Subsidiaries.

“Liens” means, with respect to any property or asset, any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction on the voting of any security, the transfer of any security or asset, or the possession, exercise or transfer of any other attribute of ownership of any asset.

“Loan and Security Agreement” has the meaning set forth in the Recitals.

“Major Customer” has the meaning set forth in Section 3.16(a).

“Major Supplier” has the meaning set forth in Section 3.16(b).

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Contract” has the meaning set forth in Section 3.09(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means, with respect to a holder of shares of Company Common Stock or Company Series B Convertible Preferred Stock, the cash consideration that such holder is entitled to receive in exchange for such shares of Company Common Stock or Company Series B Convertible Preferred Stock pursuant to Section 2.01(c) or Section 2.01(d), as applicable.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Nomura” has the meaning set forth in Section 3.23.

“NSIA” means the National Security and Investment Act 2021 of the United Kingdom.

“NSIA Authority” means the Secretary of State in the Cabinet Office of the United Kingdom.

“NSIA Clearance” means, in respect of the Merger and other transactions contemplated by this Agreement, receipt from the NSIA Authority of (i) a notification under section 14(8)(b)(ii) of the NSIA; or (ii) in the event that a call-in notice, as contemplated by section 14(8)(b)(i) of the NSIA is issued, of either (A) a final order under section 26(1)(a) of the NSIA (“Final Order”), provided that (x) the Final Order allows the Merger subject to certain provisions set out in the Final Order (“NSIA Provisions”), and (y) the NSIA Provisions do not contain a Burdensome Condition (or if they do contain a Burdensome Condition, such Burdensome Condition is acceptable to Parent in its sole discretion), or (B) a final notification under section 26(1)(b) of the NSIA.

“NSIA Provisions” has the meaning set forth in the definition of “NSIA Clearance”.

“NYSE American” means the New York Stock Exchange American.

“OFAC” has the meaning set forth in Section 3.19.

“Open Source Software” means any software that is subject to a license or other agreement commonly referred to as “free software” or as “open source software” or under any licensing or distribution models similar to open source, including (a) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to the following: the Artistic License, the BSD License, the Apache License, the Mozilla Public License, the GNU General Public License (GPL) or Lesser/Library GPL, or the Sun Community Source License or (b) any other similar “open source”, “free software” or “sharealike” license.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business.

“Other Transaction Authority Agreement” means any Contract between the Company, on the one hand, and a Governmental Authority, on the other, awarded under the authority of Sections 4021 or 4022, Title 10, U.S. Code.

“Outbound Intellectual Property Contracts” means any Contracts pursuant to which any person (other than the Company or its Subsidiaries) is granted rights by the Company or its Subsidiaries to Exploit any Company Intellectual Property or Company Technology, or pursuant to which the Company or any of its Subsidiaries otherwise grant any rights under or with respect to any Intellectual Property or Technology to any third person, including all modifications, amendments and supplements thereto and waivers thereunder, other than Contracts entered into in the Ordinary Course of Business providing for (a) the non-exclusive license granted by the Company or its Subsidiaries of any Intellectual Property or Technology that is incidental to the purpose of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, and no other license grants by the Company or its Subsidiaries, (b) the license of any Intellectual Property or Technology to any employee, contractor, subcontractor, or consultant of the Company or any of its Subsidiaries solely for the purpose of the performance of services for the benefit of the Company or its Subsidiaries, and no other license grants by the Company or its Subsidiaries, and (c) nondisclosure agreements.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Out-of-the-Money Option” means each Company Stock Option which has a per share exercise price that is equal to or greater than the Per Share Merger Price.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Technology” means any and all Technology owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.11(c).

“Parent Disclosure Letter” means the disclosure letter delivered by the Parent, Silk USA and Merger Sub to the Company on the date of this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, with all other Effects, prevents or materially interferes with, or would reasonably be expected to prevent or materially interfere with, the consummation by Parent, Silk USA or Merger Sub of the Merger by the Outside Date in accordance with the terms hereof or applicable Law.

“Parent Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, stockholders, managers, members or Affiliates of each of Parent, Silk USA and Merger Sub.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“PDF” shall mean portable document format.

“Per Share Merger Price” has the meaning set forth in Section 2.01(c).

“Permitted Liens” mean: (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business or by operation of Law; (b) any Lien for current Taxes, assessments and other governmental charges or levies not yet due and payable, or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (c) all Liens created or incurred by any owner, landlord, sublandlord or other person in title; (d) all licenses and covenants not to assert granted with respect to Owned Intellectual Property to any person in the Ordinary Course of Business; (e) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a survey or physical inspection; (g) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part; and (h) reversionary rights in favor of landlords under any real property leases.

“person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity or group.

“Personal Information” means any information (a) relating to an identified or identifiable natural person individual, which includes, without limitation, name, address, telephone number, email address, financial account number, health related information, government-issued identifier, and any other data used or intended to be used to identify, contact or locate a person; or (b) defined as “personal information”, “personal data”, “personally identifiable information” or any similar term under applicable Laws.

“Pre-Closing Period” has the meaning set forth in Section 5.01.

“Privacy Commitments” has the meaning set forth in Section 3.15(n).

“Privacy Laws” means any applicable Law that governs the Processing of Personal Information or that relates to privacy, data security, data or security breach notification, Processing and security of payment card information, and email, text message, or telephone communications, any penalties and compliance with any order, including, without limitation, the Gramm-Leach-Bliley Act, the Telephone Consumer Privacy Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act, the California Consumer Privacy Act, the California Privacy Rights Act, the California Online Privacy Protection Act and other United States state laws concerning privacy that may apply from time to time, the UK Data Protection Act 2018, the Information Technology Act, 2000, the Personal Information Protection Act of the Republic of Korea, Information Technology (Reasonable security practices and procedures and sensitive personal data or information) Rules, 2011, and other laws of the Republic of India concerning privacy, the China Personal Information Protection Law, the European General Data Protection Regulation (the “GDPR”), EU Directive 95/46/EC, EU Directive 2002/58/EC and any Laws or regulations implementing either or both of the GDPR, EU Directive 95/46/EC and EU Directive 002/58/EC.

“Proceeding” means any action, suit, claim (or counterclaim), charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration or mediation panel.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“Proxy Statement” has the meaning set forth in Section 6.01(a).

“Public Official” means (a) any director, officer, employee or representative of any Governmental Authority; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

“Qualifying Subsidiary” has the meaning set forth in Section 10.06.

“Release” means any release, spill, emission, leaking, pumping, discharging, injecting, escaping, leaching, dumping or disposing into or through the environment.

“Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“RSU Agreement” has the meaning set forth in Section 2.04(b).

“Sanctions” has the meaning set forth in Section 3.19.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 3.05(b).

“Security Incident” shall mean any accidental or unauthorized access, use, loss, disclosure, alteration, destruction, compromise or other unauthorized Processing of any data or Personal Information owned by the Company or provided by the Company’s customers.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Charter Amendment” means that certain Certificate of Amendment to the Certificate of Designations of the Series B Convertible Preferred Stock of the Company in the form attached hereto as Exhibit B.

“Silk USA” has the meaning set forth in the Preamble.

“Specified Foreign Merger Control Laws” has the meaning set forth in Section 6.03(a).

“Standards Organizations” has the meaning set forth in Section 3.15(e).

“Stillwater” has the meaning set forth in the Recitals.

“Stillwater Stockholders” has the meaning set forth in the Recitals.

“Stockholders’ Meeting” has the meaning set forth in Section 6.01(c).

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company or other entity in which such person owns an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, directly or indirectly, owns or controls more than 50% of the equity interests).

“Subsidiary Charter Documents” has the meaning set forth in Section 3.02.

“Superior Proposal” means a bona fide written Acquisition Proposal not solicited in breach of Section 5.02 (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be more favorable, from a financial point of view, to the holders of Company Capital Stock than the Merger, taking into account the relevant terms and conditions contained therein, the person making the Acquisition Proposal, the likelihood of the consummation of the Acquisition Proposal.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other form of anti-takeover statute or regulation.

“Tax” or “Taxes” means all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added or recording tax); and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document (including any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, deposit, remittance, withholding or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Technology” means, collectively, any technology, information, or embodiments of any Intellectual Property, in electronic, written or any other form, including designs, formulae, specifications, research and development information, technical information, design and manufacturing schematics, manufacturing and other processes, procedures, algorithms, data, databases, methods, techniques, ideas, know-how, concepts, inventions, invention disclosures, discoveries, developments, creations, works of authorship, improvements, derivative works, products, hardware, and software and other similar materials (including firmware or software in the form of source code, object code, byte code or other format and any bug fixes, patches, updates, upgrades or modifications thereto).

“Third Party” means any Person, including any “group” (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder), other than Parent, Silk USA and Merger Sub.

“Trade Compliance Laws” has the meaning set forth in Section 3.19.

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” means any Proceeding commenced or threatened in writing against any Party or any of its Affiliates (including any members of the Board of Directors of the Company) by or on behalf of any holder of Company Capital Stock relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law or regulation requiring advance notification of a mass layoff or plant closing or other similar event requiring advance notice or pay in lieu thereof to any employee or former employee of the Company, employee representative or Governmental Authority.

“Warrants” has the meaning set forth in Section 2.06.

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or a deliberate failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act would result in or constitute a material breach of this Agreement.

Section 9.02      Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or an Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b)            The table of contents, headings, captions and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” When used in this Agreement, references to (i) “dollars” and “$” shall refer to U.S. dollars and (ii) to “days” shall be to calendar days unless otherwise indicated. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule.

(d)            Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, U.S.A., unless otherwise specified.

(e)            The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f)            References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g)            Any term contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(h)            Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date).

(i)            When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(j)            Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

(k)            Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Representatives shall, in the case of information, documents, or materials subject to ITAR, be satisfied by the Company or its Representatives making such information, documents or materials available for review by “U.S. persons” only (as the term “U.S. person” is defined by the ITAR) at Parent or Parent’s counsel.

Article X

General Provisions

Section 10.01      Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit, schedule or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the covenants and agreements in Section 6.05, Section 6.11, and this Article X).

Section 10.02      Expenses. Except as otherwise provided in this Agreement, including Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 10.03      Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given upon the earlier of actual receipt or (a) upon delivery if personally delivered by hand providing proof of delivery; (b) on the date sent by email or facsimile (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5 p.m.  New York City time on a Business Day in New York City, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in New York City; in each case to the Party to be notified at the following address:

If to Parent, Silk USA or Merger Sub, to:

Samsung Display Co., Ltd.
1 Samsung-Ro, Giheung-Gu
Yong-In City, Gyeonggi-Do, Korea 17113
Attention:
Email:

with copies (which shall not constitute notice) to:

O’Melveny & Myers LLP

23F Meritz Tower

382 Gangnam-daero

Gangnam-gu, Seoul, Korea 06232

Attention: Daniel Kim

Email: dkim@omm.com

and

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Brad Finkelstein; Noah Kornblith

Email: bfinkelstein@omm.com; nkornblith@omm.com

if to the Company, to:

eMagin Corporation
700 South Drive, Suite 201
Hopewell Junction, NY 12533
Attention:
Email:

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: John Reiss; Ross Sturman

Email: jreiss@whitecase.com; ross.sturman@whitecase.com

Section 10.04      Entire Agreement. This Agreement (including the Exhibits hereto, the Parent Disclosure Letter and the Disclosure Letter), together with the Confidentiality Agreement, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or Disclosure Letter), the statements in the body of this Agreement will control.

Section 10.05      No Third-Party Beneficiaries. Except (i) for the provisions of Section 6.05, and (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Silk USA’s or Merger Sub’s fraud or Willful Breach of this Agreement, which shall be deemed in such event to be damages of the Company, and (iii) following the Effective Time, the rights of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration and other payments pursuant to Article II, neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person (including any Company Related Party or Parent Related Party) other than the Parties hereto and thereto any benefits, obligations, liabilities, or legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 10.06      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Closing, (i) Parent, Silk USA and Merger Sub may assign this Agreement (in whole but not in part) to any of Parent’s direct or indirect wholly owned Subsidiaries (only to the extent any such subsidiary (each a “Qualifying Subsidiary”) (A) remains a direct or indirect wholly owned Subsidiary of Parent and (B) is organized and tax resident in either the Republic of Korea or the United States), and (ii) Silk USA may transfer to Parent, or any of its or Parent’s Qualifying Subsidiaries (so long as such Subsidiary remains a Qualifying Subsidiary) the beneficial ownership of capital stock of Merger Sub, in each case after providing written notice thereof to the Company at least five (5) Business Days prior to such assignment or transfer; provided, that (i) no such assignment or transfer by any Party shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay such Party from performing their respective obligations under this Agreement and (ii) no such assignment or transfer shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.07      Consent to Jurisdiction; Venue; Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the Parties hereto hereby irrevocably submits with regard to any such legal action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.07; (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper, (iii) a Party has objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgement attachment, post-judgement attachment or execution) or (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto agrees that service of process upon such Party in any such action or Proceeding shall be effective if such process is given as a notice in accordance with Section 10.03. Parent agrees that if the Company obtains a judgment against Parent, Silk USA and/or Merger Sub in any Delaware Court arising out of or relating to this Agreement or the transactions contemplated hereby, the Company may bring any Proceeding with respect to the recognition and enforcement thereof in a court in the Republic of Korea, and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, any contention that such judgment of any of the Delaware Courts may not be recognized and/or enforced in whole or in part.

Section 10.08      Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (a) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09      Specific Performance; Remedies. The Parties agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 10.07 may seek such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction. To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce only provisions that expressly survive the termination of this Agreement) when available to such Party pursuant this Section 10.09, the Outside Date shall automatically be extended to the later of: (i) the thirtieth (30th) Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

Section 10.10      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.11      Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, Parent, Silk USA, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAMSUNG DISPLAY CO., LTD.

By:	/s/ Kwonyoung Choi
	Name:	Kwonyoung Choi
	Title:	Executive Vice President and Chief Strategy Officer

EMERALD INTERMEDIATE, INC.

By:	/s/ Seo Young Son
	Name:	Seo Young Son
	Title:	President and Chief Executive Officer

EMERALD MERGER SUB, INC.

By:	/s/ Seo Young Son
	Name:	Seo Young Son
	Title:	President and Chief Executive Officer

EMAGIN CORPORATION

By:	/s/ Andrew G. Sculley
	Name:	Andrew G. Sculley
	Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

Schedule A

List of Stillwater Entities

(see attachment)

Exhibit A

Amended and Restated Certificate of Incorporation

(see attachment)

Exhibit B

Form of Series B Charter Amendment

(see attachment)

Exhibit C

Form of Loan and Security Agreement

(see attachment)